Exhibit 10.1

Strictly private and confidential

To:

Luna Acquisition Corp

8503 Hilltop DR

Ooltewah, TN 37363

Hamilton County, USA

Milan, 2 December 2025

Dear Sirs,

Re: acceptance for sale and purchase agreement

We acknowledge the receipt of your proposal of a sale and purchase agreement concerning the sale and purchase of 100% of the corporate capital of Omars – S.p.A. and we hereby return you a copy duly signed by way of full, irrevocable and unconditional acceptance of your proposal.

* * *

“Strictly private and confidential

To

Andrea S.r.l.

Via Aurelio Verra, 6

12100 – Cuneo

Renato Andreis

[***]

Stefano Francesco Martinotti

[***]

Milan, 2 December 2025

Dear Sirs,

Re: proposal for sale and purchase agreement

Further to our discussions and undertakings, please find below our proposal for a sale and purchase agreement concerning the sale and purchase of 100% of the corporate capital of Omars – S.p.A.

The execution of this sale and purchase agreement has been carried out through an advanced electronic signature (AES) process implemented by a third service provider, DocuSign, which satisfies the requirements provided by the law. The Parties acknowledge and agree that (i) the process implemented by DocuSign is a trustworthy identification process that grants the link between the signature and this sale and purchase agreement, as well as, the security and integrity of digital copies, as expressly agreed by each of the signatories, and (ii) this electronic signature will have the same legal value as a handwritten “wet ink” signature. Therefore, the Parties acknowledge and agree the execution mechanism, through exchange of correspondence, of this sale and purchase agreement and confirm that all the pages and the contents of the exchanged PDF have been agreed and accepted.

***

	CONTENTS

1.	Preliminary Covenants	5
1.1	Recitals and Annexes	5
1.2	Certain Definitions	5
1.3	Certain Rules of Interpretation	14
1.4	Sellers’ obligations	15
1.5	Sellers’ Representative	15
2.	Sale and Purchase	16
2.1	Sale and Purchase	16
2.2	Entitlement to the Shares	17
2.3	Waiver to rights relating to the transfer of the Shares	17
3.	Purchase Price and Payments	17
3.1	Purchase price	17
3.2	Provisional purchase price	18
3.3	Payments	18
3.4	Adjustment of the Provisional Purchase Price	19
3.5	Escrow	22
3.6	Andreis Receivable	23
4.	Closing, Actions at Closing and Post Closing	23
4.1	Place and Date of Closing	23
4.2	Actions and deliveries at Closing	23
4.3	One transaction	26
4.4	Transfer of title	27
4.5	No novative effects	27
4.6	Post-Closing cooperation	27
4.7	New Lease Agreement	28
4.8	Hartmann Divestment	29
4.9	Statutory Auditors of Omars	31
4.10	Formalization of the termination of the employment relationship with Martinotti, Sara Andreis and Andrea Andreis	31
4.11	D&O run-off	32
5.	Sellers’ Warranties	32
5.1	Representations and warranties	32

i

5.2	Nature of the Sellers’ Warranties	32
6.	Purchaser’s Warranties	33
6.1	Purchaser’s Warranties	33
6.2	Accuracy of Purchaser’s Warranties	34
7.	Indemnification	35
7.1	Indemnification by the Sellers	35
7.2	Amount of the Indemnification	35
7.3	Monetary thresholds	38
7.4	Time limits	39
7.5	Sole remedy	40
7.6	Handling of Claims	40
7.7	Payments of Indemnification	43
7.8	Indemnification by the Purchaser	44
8.	Protective covenants	44
8.1	Non-competition Undertakings	44
8.2	Non-solicit. Non-hire	46
8.3	Common Provisions	47
9.	Miscellaneous	48
9.1	Confidentiality and announcements	48
9.2	Expenses, Costs and Fees	49
9.3	Succession and Assignment	49
9.4	Waiver	50
9.5	Entire Agreement	50
9.6	Amendments	50
9.7	Severability	50
9.8	Wagering Agreement	50
10.	Notices	51
10.1	Service of Notices	51
10.2	Effect of Notices	52
11.	Governing Law and Jurisdiction	52
11.1	Governing Law	52
11.2	Jurisdiction	52

ii

Sale and purchase agreement

This sale and purchase agreement (the “Agreement”) is made and entered into by and between:

Luna Acquisition Corp., a company organized and existing under the laws of Tennessee (TN), USA, having its registered office at 8503 Hilltop DR Ooltewah, TN, 37363 Hamilton County, USA, federal employer number 41-2806915 (the “Purchaser”), represented by Deborah Liederman Whitmire, in his capacity as director, duly empowered by virtue of the powers granted in the by-laws;

on the one side

and

Andrea S.r.l., a company organised and existing under the laws of Italy, having its registered office in Cuneo, via Aurelio Verra 6, tax code and registration number with the Companies’ Register of Cuneo 03142250046 (“Andrea”), duly represented by Mr Renato Andreis, in his capacity as director and legal representative, duly empowered by virtue of shareholders’ decision of 25 November 2025 and the bylaws;

Renato Andreis, [***] (“Andreis”);

Stefano Francesco Martinotti, [***] (“Martinotti” and, together with Andrea and Andreis, the “Sellers”);

on the other side

(the Sellers and the Purchaser may also be collectively referred to as the “Parties” and each of them, individually, as a “Party”)

WHEREAS

(A)

Omars – S.p.A., is a company organised and existing under the laws of Italy, having its registered office in Cuneo, via Aurelio Verra 6, tax code and registration number at the Companies’ Register of Cuneo 01914200041 (“Omars”), a company exercising the activity of designing and manufacturing roadside assistance solutions. The Purchaser is a newly incorporated entity under the laws of Tennessee (TN), USA, wholly owned by Miller Industries, Inc., a listed U.S. company operating in the production and manufacture of motor-vehicle bodies (“Miller Industries”).

(B)	As at the date hereof, the Sellers are the sole and uncontested owners of the entire corporate capital of Omars, having a par value equal to Euro 4,900,000, divided into the following shares (the “Shares”), free from any Lien (as below defined):

Seller	Number of Shares	Nominal value of the Shares (Euro)	Percentage
Andrea	2,240,000	2,240,000	45.71%
Andreis	2,170,000	2,170,000	44.29%
Martinotti	490,000	490,000	10%

(C)	Omars owns the sole and uncontested property of the equity interests in the corporate capital of each of the following subsidiaries:
(a)

The entire corporate capital of OMARS Germany GmbH, with registered office in Munich and registered with the commercial register of the Local Court of Munich under HRB 297461 (the “German Subsidiary” and, together with Omars, the “Companies”);

(b)

35% of the share capital of Hartmann Fahrzeug und Maschinenbau GmbH i.L., with registered office in Landsberg and registered with the commercial register of the Local Court of Stendal under HRB 209612, currently under the administration of court-appointed insolvency administrator following its bankruptcy (the “Hartmann Shares” and “Hartmann” and, together with Omars DE (as defined below), the “Inactive Subsidiaries”); the remaining share capital of Hartmann is owned as follows: (i) 35% owned by Martinotti, and (ii) 30% owned by Mr Carsten Walther.

(D)

With respect to the Inactive Subsidiary(ies) upon the Parties’ agreement in the context of structuring the Transaction (as below defined): (i) on 19 November 2025, Omars has transferred its entire 90% stake held in the corporate capital of OMARS Deutschland GmbH i.L., with registered office in Petersberg and registered with the commercial register of the Local Court of Stendal under HRB 23759 (“Omars DE”) to Mr Andreas Schmidt for a consideration of Euro 25,000; and (ii) on 19 November 2025, Omars has assigned to Mrs Renato Andreis a receivable amounting to Euro 747,213.51, previously held by and owed to Omars by Hartmann for a consideration of Euro 7,500.

(E)

As of the date hereof, the Company owes Euro 1,916,414 to Andreis by way of deferred payment for the sale of a real estate property, for a total consideration of Euro 3,000,000, executed on 30 July 2019 before the Italian notary Mr Ivo Grosso pursuant to a deed of sale and purchase of building (compravendita di fabbricato) repertory no. 95774 and record no. 23715 (respectively, the “Andreis Receivable” and the “Property Deed of Sale”).

(F)

The Purchaser, with the assistance of its advisors, has conducted a due diligence on the Companies, through (i) access to a virtual data room whereby certain documents selected by the Sellers upon requests of the Purchaser have been rendered available (the “Data Room”); (ii) certain management presentations; (iv) written questions and answers sessions (Q&A) (all said investigations, the “Due Diligence”). The documents uploaded in the Data Room are included in no. 5 identical and non-editable USB-keys to be delivered no. 3 to the Purchaser and no. 3 to the Sellers before the Closing Date (as defined below).

(G)

The Sellers are willing to sell to the Purchaser, and the Purchaser – taking into account the terms and conditions hereunder – is willing to purchase from the Sellers, the Shares pursuant to the terms and conditions of this Agreement (the “Transaction”).

NOW, THEREFORE, IT IS AGREED AS FOLLOWS.

1.	Preliminary Covenants
1.1	Recitals and Annexes

The recitals set out above and the Annexes attached hereto form an integral and substantial part of this Agreement.

1.2	Certain Definitions

In addition to the other terms defined elsewhere in this Agreement, as used herein, the capitalised terms and expressions set forth here below shall have the following meanings.

Capitalised terms used in a definition of a term or expression have the meaning attributed to them in other parts of this Clause 1.2.

1.2.1

“Accounting Principles”: means, (i) in relation to Omars the accounting principles and interpretations published by the National Council of Chartered Accountants and Accounting Experts (Consiglio Nazionale dei Dottori Commercialisti e degli Esperti Contabili), as modified by the Italian Accounting Body (Organismo Italiano di Contabilità), generally referred to as Italian GAAP; and (ii) in relation to the Subsidiary the accounting principles and practices required or permitted under the Laws and regulations applicable in their respective jurisdiction, consistently applied.

1.2.2

“Accounts”: means the audited stand-alone and consolidated financial statements for Omars and the German Subsidiary, which comprise the financial statements mandatorily provided under the applicable law (e.g. a balance sheet, profit and loss and cash flow statement, as the case may be), together with any notes, management reports, statements or documents included in or annexed to them, in each case as at and for the twelve month period ended on 31 December 2023 and 31 December 2024.

1.2.3

“Actual Variation Working Capital”: means the variation of the Working Capital between the Reference Date and the Closing Date, as calculated in accordance with the methodology described in Annex 1.2.89.

1.2.4

“Affiliate”: means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; it being understood that for the purposes of this definition control or controlled shall have the meaning provided for in article 2359, first paragraph, no. 1) and 2) and second paragraph of the Civil Code.

1.2.5	“Agreement”: has the meaning ascribed to it in the preamble hereof.
1.2.6	“Aggregate Threshold”: as the meaning ascribed to it under Clause 7.3.1(b).
1.2.7	“Andrea”: as the meaning ascribed to it in the preamble hereof.
1.2.8	“Andreis”: has the meaning ascribed to it in the preamble hereof.
1.2.9	“Andreis Existing Lease Agreements”: means:
(a)

The lease agreement entered into on 1 March 2024 between Andreis, as landlord, and Omars, as tenant, with an annual fee equal to Euro 12,000 and duration until 28 February 2030, having as object the premises located in Cuneo (CN), Via Savona no. 62, identified within the Cadastral Register under sheet no. 99, map. no. 33, sub. no. 14;

(b)

The lease agreement entered into on 19 December 2024 between Andreis, as landlord, and Omars, as tenant, with an annual fee equal to Euro 9,600 and duration until 30 November 2028, having as object the premises located in Cuneo (CN), Via Alba no. 36, identified within the Cadastral Register under sheet no. 89, map. no. 404, sub. no. 122 and 123.

1.2.10	“Andreis Receivable”: has the meaning set forth in letter (D) of the Whereas.
1.2.11

“Authority”: means any multinational, foreign, domestic, national, federal, state, territorial, provincial or local governmental authority or entity, public agency or entity, judiciary or arbitration court, government or self-regulatory organization (autorità indipendente), tribunal, in each case having jurisdiction over the Person, transaction or matter referred to in the context in which such term is used herein.

1.2.12	“Business Day”: means any calendar day other than Saturdays and Sundays in which the banks are normally open for commercial activities in Milan (Italy), Cuneo (Italy) and New York (USA).
1.2.13	“Business Representations”: means the Sellers’ Warranties under Section 3 of Annex 5.1.1.
1.2.14	“Cap”: has the meaning ascribed to it under Clause 7.3.2.
1.2.15	“Civil Code”: means the Italian civil code, as approved by the Royal Decree dated 16 March 1942, No. 262, as subsequently amended.
1.2.16	“Claim”: has the meaning ascribed to it under Clause 7.6.1.
1.2.17

“Closing”: means the completion of the Sale and Purchase and, in general, the execution and exchange of all documents and agreements and the performance of all actions, formalities and transactions required to be executed, exchanged and performed on the Closing Date pursuant to Clause 4.2 of this Agreement.

1.2.18	“Closing Date”: means the date of execution of this Agreement, i.e. 2 December 2025.
1.2.19	“Closing Statements”: has the meaning ascribed to it under Clause 3.4.2(a).
1.2.20	“Companies”: has the meaning ascribed to it under letter (C)(a) of the Whereas.
1.2.21	“Completion Payment”: has the meaning ascribed to it under Clause 3.3.1(a).
1.2.22

“Confidential Information”: means (i) this Agreement (including amendments hereto), all Schedules to this Agreement, all information received or obtained as a result of negotiating, entering into or performing this Agreement and/or all information relating to agreements and documents referred to in this Agreement, and/or all information relating to the Parties or their business or affairs or Affiliates, which is obtained by a Party or its professional advisors, or by directors or employees of such Party or its associates whether before or after the date of the Agreement either in writing, orally or in any other form, whether disclosed before or after the date hereof, but in each case within the context of the negotiation of the Transaction, (ii) all information relating to Omars and the Companies, including their know-how, business information, projections and estimations of business plan.

1.2.23

“Connected Persons”: means for Andrea, its Related Parties (other than Andreis and Martinotti in relation to which (ii) applies); and (ii) for Andreis and Martinotti, their respective spouses and, within the 2nd degree, ascendants and descendants.

1.2.24

“Consented Activity”: means: (i) retail and wholesale trade of motor vehicles, cars, and motorcycles (commercio al dettaglio e ingrosso di autoveicoli, autovetture e motocicli); (ii) operational rental and leasing of motor vehicles and cars, with or without a driver (noleggio e leasing operativi di autoveicoli e autovetture con e senza conducente); (iii) mechanical, electrical and electronic repair and maintenance (riparazione e manutenzione meccanica, elettrica ed elettronica); (iv) sheet metal work, welding and carpentry (lavorazione lamiere, saldature e carpenteria).

1.2.25	“Consultancy Agreement Andreis”: means the consultancy agreement to be executed between Andreis and Omars on the Closing Date, substantially in the form herein enclosed as Annex 1.2.25.
1.2.26	“Dalmasso”: means Mr Enrico Dalmasso, [***].
1.2.27	“D&O Policy” has the meaning ascribed to it under Clause 4.11.
1.2.28	“Data Room”: has the meaning ascribed to it under letter (F) of the Whereas.
1.2.29	“Definitive Purchase Price”: has the meaning ascribed to it under Clause 3.1.1.
1.2.30	“De Minimis Threshold”: has the meaning ascribed to it under Clause 7.3.1(a).
1.2.31	“Designee”: has the meaning ascribed to it under Clause 4.8.1.
1.2.32	“Due Diligence”: has the meaning ascribed to it under letter (F) of the Whereas.
1.2.33

“Enterprise Value”: means the amount of Euro 17,519,267 (seventeen million five hundred nineteen thousand two hundred sixty-seven/00), being the enterprise valuation for 100% (one hundred per cent) of the Companies on a debt and cash free basis.

1.2.34	“Escrow Account”: means the bank account on which the Escrow Amount is paid on the Closing Date in accordance with the Escrow Agreement.
1.2.35	“Escrow Agent”: means Cordusio Fiduciaria S.p.A., or if the latter does not or cannot accept the engagement (including by reason of conflict), such other bank or fiduciary company of primary standing selected by the Sellers with the approval of the Purchaser, as resulting from a written agreement.

1.2.36	“Escrow Agreement”: means the escrow agreement to be executed on the Closing Date between the Purchaser, the Sellers and the Escrow Agent substantially in the form herein enclosed under Annex 1.2.36.
1.2.37	“Escrow Amount”: means an amount corresponding to 5% (five percent) of the Provisional Purchase Price, to be deposited in the Escrow Account in accordance with Annex 1.2.36.
1.2.38	“Existing Lease Agreement”: means the lease agreement executed on 1 May 2017 between Andrea and Omars, having as object the Real Estate Asset.
1.2.39	“Excluded Business”: has the meaning ascribed to it under Clause 8.1.1(a).
1.2.40

“Expert”: means (i)  KPMG (Milan office) or  (ii) if KPMG does not or cannot accept the engagement (including by reason of conflict or independence) or fails to perform its assignment for any reason whatsoever, such other auditing firm of primary standing as the Parties may agree to in writing, or (iii) if the Parties fail to reach an agreement as to the auditing firm to be appointed as Expert within 5 (five) Business Days from the date on which any of the above firms declines the engagement, any other auditing firm of primary standing not in conflict with any Party designated by the President of the CAM (Camera Arbitrale di Milano) upon application of the most diligent Party, it being understood that, upon any such appointment, once the Parties have agreed on the relevant candidate or such candidate has been designated by the President of the CAM (Camera Arbitrale di Milano), each Party shall be entitled to execute the relevant engagement letter also independently of the other Party, provided that the other Party(ies) has previously agreed in writing (e-mail being sufficient) to such engagement (and such consent cannot be unreasonably denied or delayed) and to the fees and costs of the Expert, for the purpose of avoiding undue delays, provided also that the terms of such letter are consistent with this Agreement.

1.2.41

“Fairly Disclosed”: means fairly disclosed in such a manner to allow a diligent and professional purchaser, having had the opportunity to review the relevant information made available, applying the standards of a prudent businessman assisted by professional advisers, in sufficient detail to identify and make a reasonable assessment of the nature and scope of the matter disclosed and the consequences thereof.

1.2.42	“Fundamental Warranties”: means the Sellers’ Warranties under Section 2 of Annex 5.1.1.
1.2.43	“German Subsidiary”: has the meaning ascribed to it under letter (C)(a) of the Whereas.
1.2.44	“Hartmann”: has the meaning ascribed to it under letter (C)(b) of the Whereas.
1.2.45	“Hartmann Interim Period”: has the meaning ascribed to it under Clause 4.8.3.
1.2.46	“Inactive Subsidiaries”: has the meaning ascribed to it under letter (C)(b) of the Whereas.
1.2.47	“Indemnification” has the meaning ascribed to it under Clause 7.1.2.
1.2.48

“IPR” means all intellectual property rights owned by or licensed to any Companies, whether registered or not and including pending applications for registration or renewal and rights to apply for registration or renewal, in whole or in part and wherever in the world, including without limitation trademarks and distinctive signs, service marks, trade and business names, domain names, geographical indications, patents and utility models, design rights, copyrights and neighbouring rights, software rights, business database rights, trade secrets and know-how.

1.2.49

“Laws”: means any statute, law, ordinance, order, rule, statute, directive, decree, administrative act, judgment, legislation, injunction, decision, or regulation, including those of any governmental entity or regulatory Authority, from time to time, that is binding and enforceable on the Person referred to in the context in which such term is used herein.

1.2.50	“IP Transfer Agreement”: has the meaning ascribed to it under Clause 4.2.1(b)(iv).
1.2.51

“Lien”: means, whether regulated under private or public Laws, any in rem right (diritto reale), any third party’s right to use (diritto personale di godimento), charge, license (provided that, in such case, only to the extent that the license is granted to third parties in relation to IPR), encumbrance, sequestration, mortgage, pledge, lien or any other form of security interest of any kind, attachment, seizure, privilege or any binding agreement to acquire or create any of the above as well as any other contractual third party’s right such as option, right of retention, right of first offer or first refusal, buy/sell agreement, pre-emption, personal right of use.

1.2.52

“Loss”: means any actual and documented damage, loss, debt, payment, liability, obligation or other negative consequence which may be qualified as “danno emergente” or “lucro cessante” pursuant to article 1223 of the Civil Code, including any connected cost, expense, Tax, penalty and related interest as well as reasonable and documented legal fees and out-of-pocket expenses, with exclusion of punitive damages and other form of indirect damages and in any event excluding any diminution in value of the Shares and/or any multiple or other economic, business or financial ratio used in determining the Definitive Purchase Price.

1.2.53	“Management Agreement”: means the management agreement between Omars and Martinotti to be executed on the Closing Date, substantially in the form of Annex 1.2.53.
1.2.54	“Martinotti”: has the meaning ascribed to it in the preamble hereof.
1.2.55	“Miller Industries”: has the meaning ascribed to it in the preamble hereof.
1.2.56	“New Construction Works”: has the meaning ascribed to it under Clause 4.7.1.
1.2.57

“New Lease Agreement”: means the new lease agreement to be executed at the terms and conditions of this Agreement between Andrea and Omars, substantially in the form herein enclosed as Annex 1.2.57, having as object the Real Estate Asset.

1.2.58	“NFP”: means the algebraic sum of the items listed in Annex 1.2.58, calculated in accordance with the methodology therein indicated. Such Annex 1.2.58 also include a calculation of the NFP.
1.2.59	“Notary”: means the public notary appointed by the Purchaser for the Closing.
1.2.60	“Notice of Claim”: has the meaning ascribed to it under Clause 7.6.1.
1.2.61	“Notice of Objections”: has the meaning ascribed to it under Clause 3.4.2(b).
1.2.62	“Omars”: has the meaning ascribed to it under letter (A) of the Whereas.
1.2.63	“Omars DE”: has the meaning ascribed to it under letter (D) of the Whereas.
1.2.64

“Original Variation Working Capital”: means the variation of the Working Capital between 31 December 2024 and the Reference Date, as calculated in accordance with the methodology described in Annex 1.2.89.

1.2.65

“Person”: means any individual, company, firm, general or limited partnership, joint venture, corporation, proprietorship, association, trust, governmental body, agency or institution of a government, or any other organization or entity, public or private.

1.2.66	“Party” or “Parties”: has the meaning ascribed to it in the preamble hereof.
1.2.67

“Proceedings”: means any judicial, arbitral or administrative proceedings before any Authority as well as any extra-judicial dispute-related procedure, such as any formal alternative dispute resolution procedure, including mediation, conciliation or settlement procedures and any investigations and/or inspections of whatever nature carried out by an Authority (including fiscal, labour and social security investigations).

1.2.68	“Proceeds Advance Distribution”: has the meaning ascribed to it under Clause 4.8.5.
1.2.69	“Provisional Purchase Price”: has the meaning ascribed to it under Clause 3.2.1.
1.2.70	“Proposed Settlement”: the meaning ascribed to it under Clause 7.6.5.
1.2.71	“Purchaser”: has the meaning ascribed to it in the preamble hereof.
1.2.72	“Purchaser’s Warranties”: has the meaning ascribed to it under Clause 6.1.1.
1.2.73

“Real Estate Asset”: means the real estate asset owned by Andrea and located in Beinette (CN), Via Martiri no. 45, identified within the Cadastral Register under (i) sheet no. 3, map. no. 720, sub. no. 1, 2 and 3, and (ii) sheet no. 3, map. no. 695, 697, 698, 700, 701, 702 and 704.

1.2.74	“Reference Date”: 30 June 2025.
1.2.75

“Related Party”: means any other Person which can be considered as “parte correlata” pursuant to IAS (“International Accounting Standards”) no. 24, it being understood that the term “close family member” (stretti familiari) shall, for the purposes of this Agreement, be deemed to include, in relation to a natural person, the spouse, the blood relatives up to the second degree (secondo grado di parentela) and relatives by marriage up to the first degree (primo grado di affinità).

1.2.76	“Review Period”: has the meaning ascribed to it under Clause 3.4.2(b).
1.2.77	“Restricted Business”: has the meaning ascribed to it under Clause 8.1.1(a).

1.2.78	“Sale and Purchase”: means, collectively, the sale and purchase of the Shares from the Sellers to the Purchaser in accordance with this Agreement.
1.2.79	“Sellers”: has the meaning ascribed to it in the preamble hereof.
1.2.80	“Sellers’ Representative”: has the meaning ascribed to it under Clause 1.5.
1.2.81	“Sellers’ Warranties”: has the meaning ascribed to it under Clause 5.1.1.
1.2.82	“Shares”: has the meaning ascribed to it under letter (B) of the Whereas.
1.2.83	“Shares Redemption” has the meaning ascribed to it under Clause 4.8.3.
1.2.84

“Taxes”: means any supranational, national, regional, municipal or local tax, whether direct or indirect, duty, levy (contributo o tributo assimilato), impost, contribution or other charge of a similar nature, imposed by any tax Authority, including, without limitation, any tax on income (including any substitute tax), any national or regional tax on corporate income and business activities (such as IRES and IRAP for Italy), capital gains tax, value added tax (VAT/IVA), municipal tax on real property (such as IMU for Italy), registration tax, stamp duty, mortgage and cadastral taxes, customs duties and excise taxes, inheritance and gift tax, transfer tax, waste management tax, employment-related taxes and contributions (including social security, welfare and insurance contributions due to any national or employee social security scheme), together with any related interest, surcharge (maggiorazioni o addizionali), penalty or fine (sanzioni amministrative tributarie o ammende), and any amount due as a result of late, incomplete or incorrect filings, and including any tax replacing or substituted for any of the foregoing.

1.2.85	“Termination Agreements”: has the meaning ascribed to it under Clause 4.2.1(b)(i).
1.2.86	“Third Party Claims”: has the meaning ascribed to it under Clause 7.6.1.
1.2.87	“Transaction”: has the meaning ascribed to it under letter (G) of the Whereas.
1.2.88	“Variation NFP”: means the variation of the NFP between the Reference Date and the Closing Date, as calculated in accordance with the methodology described in Annex 1.2.58.
1.2.89

“Working Capital”: means the algebraic sum of the items listed in Annex 1.2.89, calculated in accordance with the methodology therein indicated. Such Annex 1.2.89 also include a calculation of the Working Capital.

1.3	Certain Rules of Interpretation
1.3.1

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof or construction shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.

1.3.2	Words denoting the singular shall include the plural and vice versa. Words denoting one gender shall include another gender, unless the context or construction otherwise requires.
1.3.3	Titles and headings in this Agreement are for ease of reference only and do not affect the construction of the respective provisions of this Agreement.
1.3.4	The words “hereof”, “herein” and other similar expressions used in this Agreement refer to this Agreement as a whole and not to any particular part of it.
1.3.5

The obligation of a Party to use its efforts, whether best or reasonable, to accomplish an objective shall be construed as an “obbligazione di mezzi” and not as an absolute obligation to ensure that such objective is actually achieved (i.e., as an “obbligazione di risultato”).

1.3.6

The words “shall cause” or “shall procure that” (or any similar expression) and, in general, any reference to actions to be taken (or not taken) by a Person which is not a Party to this Agreement shall be construed as a “promessa dell’obbligazione o del fatto del terzo” in accordance with article 1381 of the Civil Code.

1.3.7

Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of Business Day(s)) shall be interpreted as a reference to a calendar day or number of calendar days. When calculating the period of days before which, within which or following which any act is to be done, or step taken, under this Agreement, the day that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the relevant period shall end on the next succeeding Business Day. Unless otherwise expressly indicated, any period of time expressed in months shall be calculated under article 2963, paragraphs 4 and 5 (Computo dei termini di prescrizione) of the Civil Code.

1.3.8	Where in this Agreement an Italian legal term (in italics or in parentheses) is given after an English term, such Italian term shall, to the extent it relates to concepts or institutions governed by Italian law or falling within the Italian jurisdiction, prevail and be conclusive in interpreting the relevant English term whenever used herein. References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official, or any legal concept or thing shall, in respect of any jurisdiction other than Italy, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.4	Sellers’ obligations
1.4.1	The liability of the Sellers under this Agreement shall be governed according to the following terms and conditions:
(a)	Each Seller shall be solely and severally liable (in via parziaria); with reference to:
(i)	the obligation to sell the Shares owned by it/him pursuant to Clause 2.1 (Sale and Purchase);
(ii)	the obligation under Clause 8 (Protective Covenants).
(b)	For any other obligation of the Sellers under this Agreement, including but not limited to the indemnification obligations for Losses pursuant to Clause 7 (Indemnification):
(i)	from the date hereof until the termination of the Escrow, each of Andrea, Andreis and Martinotti shall be solely and severally liable (in via parziaria);
(ii)

from and after the termination of the Escrow (A) Andrea and Andreis shall be jointly and severally liable (solidalmente responsabili) for any and all obligations and liabilities of the Sellers under this Agreement, provided that Andreis’ joint and several liability shall be limited to a proportion corresponding to his full ownership interest (piena proprietà) in Andrea’s corporate capital at such time; while (B) Martinotti shall remain solely and severally liable (in via parziaria).

1.5	Sellers’ Representative
1.5.1

By entering into this Agreement, the Sellers hereby jointly appoint, on an irrevocable basis pursuant to article 1723, second paragraph, of the Civil Code, Martinotti to act as their representative with powers of representation pursuant to article 1726 of the Civil Code (the “Sellers’ Representative”) so that the Sellers’ Representative may, in the name and on behalf of the Sellers, exercise the rights, fulfil the obligations and, more generally, carry out any and all actions and activities contemplated by this Agreement, including the authority to carry out any action and/or negotiate, sign and execute any act, agreement or document, settle any claim, negotiate any indemnification or other right contemplated under this Agreement, but (i) only to the extent such rights, obligations, actions or activities pertain to the Sellers collectively and not to any individual Seller in his/it personal capacity and (ii) excluding the authority to amend or integrate any Clause or provision of this Agreement. Any communication or request made to, or by, the Sellers’ Representative for the purposes of this Agreement shall be deemed as made to, or by, any and all the Sellers.

1.5.2	As a consequence of the foregoing, under this Agreement:
(a)

Any delivery or notice made by the Purchaser to the Sellers or to the Sellers’ Representative in accordance to Clause 10 (Notices) below, shall be deemed to have been effectively made to all Sellers, without any obligation on the part of the Purchaser to verify whether any communication was actually transmitted to the Sellers. Accordingly, and for the avoidance of doubt, any reference in this Agreement to a notice or communication to or from the Sellers shall be construed as a notice or communication made through the Sellers’ Representative and having full effect as such, even where not expressly stated.

(b)	Any notice to be served by the Sellers to the Purchaser will be deemed to have been duly served even if only served by the Sellers’ Representative and, if so made, shall be binding upon all Sellers.
1.5.3

Each appointment of a Sellers’ Representative shall have a term of 2 (two) years, and such appointment shall alternate between Martinotti and Andreis in successive 2-year periods. Any change of the Sellers’ Representative pursuant to this Clause shall become effective only upon, and as of the date of, written notice of such change being delivered to the Purchaser in accordance with the provisions of Clause 10 (Notices), and no such change shall have any effect prior to the Purchaser’s receipt of such notice.

2.	Sale and Purchase
2.1	Sale and Purchase
2.1.1	Subject to the terms and conditions set forth in this Agreement, by signing this

Agreement, in exchange for the Definitive Purchase Price, each Seller hereby sells and transfers to the Purchaser, and the Purchaser hereby purchases from each Seller, full and exclusive title on the respective Shares, free and clear from any Lien.

2.1.2	The Sellers and the Purchaser will not be deemed to have performed their respective obligations unless and until:
(a)	The Sellers have sold, in exchange for the Definitive Purchase Price, all Shares to the Purchaser; and
(b)	The Purchaser has purchased, in exchange for the Definitive Purchase Price, from the Sellers all the Shares.

It is, therefore, expressly excluded any partial fulfilment of both Parties’ obligations pursuant to this Agreement.

2.2	Entitlement to the Shares

The Purchaser shall be entitled to receive all dividends and distributions of whatever nature, howsoever resolved, which may have become payable or will be payable or actually paid from the Closing Date (included), even if referred to a period of the current financial year or to previous financial years.

2.3	Waiver to rights relating to the transfer of the Shares

By executing this Agreement and subject to the occurrence of the Closing, the Sellers hereby waive any right of pre-emption (prelazione) or and other restrictions to transfer applicable to the Shares provided under the existing bylaws of Omars.

3.	Purchase Price and Payments
3.1	Purchase price
3.1.1	The consideration payable to the Sellers for the Sale and Purchase of the Shares, free from any Lien, shall be equal to the following algebraic sum:

[(Enterprise Value) +/- (Variation NFP) +/- (Actual Variation Working Capital)]

(the “Definitive Purchase Price”).

3.2	Provisional purchase price
3.2.1	The Parties acknowledge and agree that the Definitive Purchase Price will be provisionally agreed in an amount calculated on the basis of the following algebraic sum:

[(Enterprise Value) +/- (NFP as at 30 June 2025) +/- (Original Variation Working Capital)]

(the “Provisional Purchase Price”).

3.2.2

It is understood and agreed that the Provisional Purchase Price shall be subject to adjustment solely in accordance with Clause 3.4 below and, therefore, it is not subject to any other adjustment whatsoever.

3.3	Payments
3.3.1	On the Closing Date, the Purchaser shall pay:
(a)	An amount equal to the Provisional Purchase Price minus the Escrow Amount, to the Sellers (the “Completion Payment”); and
(b)	The Escrow Amount to the Escrow Agent for depositing the Escrow Account.
3.3.2	All the payments under Clause 3.3 shall be made in immediately available funds by irrevocable and unconditioned wire transfer on the following bank accounts of the Sellers:

[***]

3.3.3

Within 15 (fifteen) calendar days from the date on which the Closing Statements (as below defined) become binding upon the Parties pursuant to the provisions of Clause 3.4 (Adjustment of the Provisional Purchase Price) below, as the case may be:

(a)

In the event the Definitive Purchase Price is higher than the Provisional Purchase Price, the difference will be paid by the Purchaser to the Sellers (proportionally to the respective Shares), on the bank accounts indicated above or subsequently communicated by the relevant Seller; and

(b)

In the event the Definitive Purchase Price is lower than the Provisional Purchase Price, the difference will be paid by the Sellers to the Purchaser, on the bank account notified by the Purchaser in due time.

3.3.4	Any payment made by any Party under this Agreement shall (so far as possible and to the extent of the payment) be treated as an adjustment to the Definitive Purchase Price.
3.4	Adjustment of the Provisional Purchase Price
3.4.1	The Provisional Purchase Price shall be increased or decreased based on the criteria set forth under this Clause 3.4, on a “Euro per Euro” basis, by a total amount equal to the difference between:
(a)	The Variation NFP plus/minus the Actual Variation Working Capital; and
(b)	The NFP as at 30 June 2025 plus/minus Original Variation Working Capital.
3.4.2	For the purpose of the determination of the Variation NFP and the Actual Variation Working Capital and, therefore, the Definitive Purchase Price:
(a)

The Purchaser shall prepare and deliver to the Sellers’ Representative, no later than 90 (ninety) Business Days following the Closing Date, a statement showing its calculation of (i) the Variation NFP and the Actual Variation Working Capital prepared in accordance with the Accounting Principles, and as supplemented by the criteria and guidelines set forth, respectively, in Annex 1.2.58 and Annex 1.2.89, and (ii) the amount of the Definitive Purchase Price (the “Closing Statements”) together with all reasonable supporting documentation and explanations, enabling the Sellers to verify and assess the basis and accuracy of such calculations;

(b)

For a period of 60 (sixty) Business Days following receipt of the Closing Statements (the “Review Period”), the Sellers shall have the right to review the Closing Statements. Within the Review Period, the Sellers, through the Sellers’ Representative may, if they determine that the Closing Statements do not comply with the Accounting Principles as supplemented by the criteria and guidelines set forth, respectively, Annex 1.2.58 and Annex 1.2.89, object to the items of the Closing Statements that are relevant for the calculation of the Definitive Purchase Price, by delivering to the Purchaser a written statement containing available data, information and documents setting forth their objections to the relevant items of the Closing Statements, it being understood that such objections shall be valid and effective to the extent they reasonably identify the disputed items, even if not exhaustive or fully detailed (the “Notice of Objections”). The Sellers shall be entitled, upon reasonable notice, to access the books and records of the Companies and to obtain copies or extracts thereof at their own cost, in order to verify, assess and make their own determination of the Closing Statements and the Purchaser shall (and shall procure that the Companies shall) provide all reasonable cooperation and assistance in connection therewith;

(c)

If no Notice of Objections is delivered by the Sellers, through the Sellers’ Representative, to the Purchaser by the expiration of the Review Period, the Closing Statements and, therefore, the Definitive Purchase Price as calculated pursuant thereto, shall be deemed to have been accepted by the Parties and, therefore, to have become final and binding on them; and

(d)

If the Sellers’ Representative delivers to the Purchaser a Notice of Objections prior to the expiration of the Review Period, the Purchaser and the Sellers shall meet within 15 (fifteen) Business Days from the delivery of the Notice of Objection to negotiate in good faith, for a period of no longer than 15 (fifteen) Business Days from the day they first meet (the “Conciliation Period”), to resolve such objections set forth in the Notice of Objections, and, if the same are so resolved within the Conciliation Period, the Closing Statements and the Definitive Purchase Price derived therefrom, with such changes as have been agreed to in writing during the Conciliation Period between the Sellers and the Purchaser, shall become final and binding on the Parties. If the Parties are unable to resolve the objections set forth in the Notice of Objections before the expiration of the Conciliation Period, the remaining disputed items of the Closing Statements shall, at the request of either the Purchaser or the Sellers, be referred to the Expert, who shall act as an expert (perito contrattuale) and not as an arbitrator (arbitratore) pursuant to articles 1349, first paragraph, and 1473 of the Civil Code and make a decision in the interest of the Parties in respect of the disputed items in good faith and in a diligent and fair manner (con equo apprezzamento e non con mero arbitrio), in accordance with the Accounting Principles as supplemented by the criteria and guidelines set forth in this Agreement and Annex 1.2.58 and Annex 1.2.89.

3.4.3	If appointed, the Expert shall:
(a)	Review and consider only the remaining disputed items of the Closing

Statements not already agreed between the Parties and shall prepare a schedule showing its calculation of the Variation NFP and the Actual Variation Working Capital and Definitive Purchase Price on the basis of the provisions of this Agreement (including for the avoidance of doubt the Accounting Principles as supplemented by the criteria and guidelines set forth in Annex 1.2.58 and Annex 1.2.89), relevant to such disputed items;

(b)

Abide to the definition of NFP and Working Capital contained in this Agreement and to the criteria and guidelines set forth, respectively, in Annex 1.2.58 and Annex 1.2.89, without the power to make decisions on an equitable basis (senza facoltà di assumere determinazioni in via equitativa);

(c)	Conduct and deliver his determination in the English language;
(d)

Copy each Party on any communication between the Expert and the other Parties. Whenever the Expert wishes to meet or discuss with a Party, it will also enable the other Party to participate in such meeting or discussion. The Expert shall take in all due account any observations, remarks and arguments made in writing by the Parties and/or their respective consultants, giving a brief outline of the reasons for their upholding or rejection, provided that all Parties have been given the same possibility to provide observations, remarks and arguments.

3.4.4

The Purchaser and the Sellers shall each make readily available to the Expert (and shall cause their respective representatives to make readily available to the Expert) a copy of the relevant sections of this Agreement and all relevant working papers, if any, in the possession of each of them and that were used to prepare or review the Closing Statements or the Notice of Objections, as the case may be. The Purchaser shall, and shall procure that the Companies shall, grant the Expert full access to all books, records and accounting personnel of the Companies, and shall provide all information, data and explanations reasonably requested by the Expert for the purpose of performing its determinations, including access to management accounts and supporting documentation. The Expert and its representatives shall, prior to such access, enter into a customary confidentiality agreement with the Parties.

3.4.5

The Expert shall render its decision on the Variation NFP and the Actual Variation Working Capital and the Definitive Purchase Price as soon as practicable and in no event later than 30 (thirty) Business Days after its acceptance of the appointment (which, for the sake of clarity, shall be executed in writing by both the Purchaser and the Sellers’ Representative in all cases except when appointed the President of the CAM (Camera Arbitrale di Milano). The Parties agree that the determinations of the Expert including the Definitive Purchase Price derived therefrom shall be final and binding upon the Parties and shall not be subject to any further challenge by them pursuant to article 1349, first paragraph, of the Civil Code except in the case of fraud (dolo) or manifest inequity or error (iniquità o errore manifesto).

3.4.6

The fees of the Expert shall be borne by the Party(ies) whose calculation of the Definitive Purchase Price (as submitted to the Expert) results to be the farthest from the calculation made by the Expert. The Parties shall bear and pay their own costs incurred in connection with their own advisors and any items submitted to the Expert.

3.5	Escrow
3.5.1

For the purpose of securing the rights of the Purchaser towards the Sellers in relation (i) to the breach and/or non-fulfilment of any of their obligations hereunder, including but not limited to any untruthfulness or inaccuracy of the Sellers’ Warranties and/or any breach by any of the Sellers of their obligations under this Agreement, including but not limited to those under Clause 7 (Indemnification) and Clause 8 (Protective Covenants), on the Closing Date the Purchaser shall pay a portion of the Provisional Purchase Price representing the Escrow Amount on the Escrow Account in accordance with the provisions of this Agreement and of the Escrow Agreement. All costs, fees and expenses, as well as related taxes, charges or withholding obligations, if any, associated to the Escrow Agreement shall be borne the Purchaser.

3.5.2

It is understood amongst the Parties that the Escrow Amount shall not limit the Sellers’ indemnification obligations to the Purchaser under this Agreement, but in the event the Purchaser incurs any Loss for which it is entitled to indemnification under this Agreement, such Loss shall, to the maximum extent possible under the applicable Law, be satisfied first out of the Escrow Amount (in any case without prejudice to Clause 7.7.3). Accordingly, the Purchaser shall not seek payment directly from the Sellers unless and until the Escrow Amount has been fully depleted or the Escrow Agreement is terminated and shall not be entitled to offset or withhold any other payment due to the Sellers under this Agreement on account of any such alleged Loss prior to such depletion or termination, in any case without prejudice to Clause 7.7.3.

3.6	Andreis Receivable
3.6.1	The Purchaser shall procure that, within 3 June 2026, Omars fully repays to Andreis any amounts due, and still outstanding, under the Andreis Receivable.
3.6.2

In the event that such repayment is not made in full within the above period, or if, for any reason whatsoever, such repayment is not possible or not permitted under applicable Law or subsequently revoked or clawed back, the Purchaser shall be jointly and severally liable (solidariamente responsabile) with Omars for the full and punctual repayment of the Andreis Receivable to Andreis, and shall in any such case pay the relevant amount within ten (10) Business Days from receipt of a written demand from Andreis.

3.6.3	The Parties further agree and acknowledge that:
(a)

In the event of any delay in payment by either Omars or the Purchaser thereunder, the defaulting party shall, pursuant to article 1382 of the Civil Code, pay liquidated damages for delay (penale da ritardo) equal to 2% per annum of the outstanding amount of the Andreis Receivable, calculated on a daily basis on a 365-day year for each day of delay. The Purchaser hereby acknowledges that the provisions set out under Clause 8.3.3 apply mutatis mutandis to the above liquidated damages for delay;

(b)

Upon reasonable request by Andreis, at any time after the Closing Date, the Purchaser shall procure that Omars, at cost and expense of Andreis, enters into an amendment agreement to the Property Deed of Sale with Andreis in order to amend the due date of the deferred portion of the relevant consideration (corresponding to the Andreis Receivable), so that the entire outstanding amount shall become due and payable in full on the date falling on 3 June 2026, for the sake of coherence with the provision under Clause 3.6.1.

4.	Closing, Actions at Closing and Post Closing
4.1	Place and Date of Closing
4.1.1

The Closing shall take place at the offices of PedersoliGattai in Milan (via Principe Amedeo, 5), before the Notary or at any other place which may be agreed in writing by the Parties on the Closing Date.

4.2	Actions and deliveries at Closing
4.2.1	In addition to any other action to be taken and to any other instrument to be executed and/or delivered under this Agreement, at the Closing:

(a)	The Sellers shall:
(i)

Deliver to the Purchaser, pursuant to article 2355, paragraph 3, of the Civil Code, the certificates representing the Shares, duly endorsed in favour of the Purchaser, by means of endorsement authenticated by the Notary and execute and deliver any other document as may be necessary under applicable Laws to transfer the Shares to the Purchaser;

(ii)	Execute the Escrow Agreement;
(iii)	Deliver the corporate books of Omars for the purpose of carrying out closing activities and confirm that the corporate books of the Subsidiary are kept at its registered office;
(iv)

Cause the directors of the Companies to resign effective from the Closing Date and to deliver to the Purchaser, as the case may be, resignation letters confirming that they have no claim whatsoever for compensation for termination, loss of office, unpaid emoluments, fees, expenses or otherwise (other than those accrued up until the Closing Date), substantially in the form of Annex 4.2.1(a)(iv); and

(v)	Cause Mrs Sara Andreis and Omars to mutually terminate her employee relationship with Omars, substantially in the form of Annex 4.2.1(a)(v);
(vi)	Cause Mr Andrea Andreis and Omars to execute the acknowledgment agreement, substantially in form of Annex 4.2.1 (a) (vi);
(b)	Andreis shall:
(i)

Mutually terminate (risoluzione consensuale), with effectiveness as at the Closing Date, the Andreis Existing Lease Agreements, substantially in the form of Annex 4.2.1(b)(i) (the “Termination Agreements”);

(ii)	Deliver to the Purchaser a written waiver to exercise the restitution action (azione di restituzione) executed by his heirs, substantially in the form of Annex 4.2.1(b)(ii);
(iii)	Execute the Consultancy Agreement Andreis; and

(iv)

Execute (1) a waiver letter substantially in the form as Annex 4.2.1(b)(iv) – Part A – Section A relating to any and all intellectual property rights on ((i) the European patent no. EP2269868 (named “Wheel-lift assembly for wreckers”) and, within its competences, (ii) the Italian patent no. 102023000014523 (named “Veicolo di trasporto comprendente una piattaforma mobile ottimizzata”) and (iii) the Italian patent no. 102023000014520 (name “Veicolo di trasporto comprendente una piattaforma mobile ottimizzata”) as well as on any further invention developed in favour of Omars in the course of, and as a result of, the activities carried out for Omars by virtue of his professional relationship and to the extent related to Omars’ business, including – but not limited to – the right to claim the ownership thereof and/or compensations of any kind in relation to such patents and/or inventions (including, without limitation, “fair compensation” (equo compenso) under article 64 of the Legislative Decree 10 February 2005, no. 30, Italian Industrial Property Code); and (2) a transfer agreement, substantially in the form as Annex 4.2.1(b)(iv) – Part B – Section B, pursuant to which he shall purchase from Omars, which shall transfer, the full ownership on an “as is, where is” basis (save for mandatory warranties), of the Italian patent no. 102020000017179 (named “Stazione di espulsione di acque nere e suo metodo di funzionamento”) at Euro 1.00 consideration (the “IP Transfer Agreement”);

(c)	Martinotti shall:
(i)	Resign from his role as executive, by sending his resignation on the INPS portal and executing the termination agreement substantially in the form under Annex 4.2.1(c)(i);
(ii)	Execute the Management Agreement;
(iii)

Execute a waiver letter substantially in the form as Annex 4.2.1(c)(iii) relating to any and all intellectual property rights, within its competences, on (i) the Italian patent no. 102023000014523 (named “Veicolo di trasporto comprendente una piattaforma mobile ottimizzata”), and (ii) the Italian patent no. 102023000014520 (name “Veicolo di trasporto comprendente una piattaforma mobile ottimizzata”) as well as on any further invention developed in favour of Omars in the course of, and as a result of, the activities carried out for Omars by virtue of his professional relationship and to the extent related to Omars’ business, including - but not limited to - the right to claim the ownership thereof and/or compensations of any kind in relation to such patents and/or inventions (including, without limitation, “fair compensation” (equo compenso) under article 64 of the Legislative Decree 10 February 2005, no. 30, Italian Industrial Property Code);

(d)	The Purchaser shall:
(i)	Pay the Completion Payment and the Escrow Amount in accordance with Clause 3.2 (Payments), and deliver to the Sellers evidence of payments thereof;
(ii)	Execute the Escrow Agreement;
(iii)

Cause that a shareholders’ meeting of Omars is validly held (with the cooperation of the Sellers, in so far as it is necessary): (1) to appoint new directors and (2) to discharge and release to the resigning directors and statutory auditors above from and against any and all liabilities arising from their holding of the offices as directors and statutory auditors of Omars up to the Closing Date, except in case of wilful misconduct (dolo), it being understood that the minutes of such shareholders’ meeting shall be drafted substantially in the form attached hereto as Annex 4.2.1(d)(iii);

(iv)	Deliver to the resigning directors a written undertaking of waiver of liability, substantially in the form of Annex 4.2.1(d)(iv);
(v)	Procure that Omars executes the Consultancy Agreement Andreis;
(vi)	Procure that Omars executes the Management Agreement;
(vii)	Record the transfer of the Shares effected pursuant to this Agreement in Omars’ shareholders’ ledger (libro soci):
(viii)	Procure that Omars executes the IP Transfer Agreement;
(e)	The Parties shall execute and deliver such other agreements, instruments and documents as are required by the Laws to consummate the Transaction contemplated herein.
4.3	One transaction
4.3.1	All actions and transactions set forth in previous Clause 4.2 of this Agreement shall be regarded as one and a single transaction so that such actions and transactions shall be deemed to occur simultaneously, and no such action or transaction shall be deemed to have been consummated until all such transactions have been consummated. If any action set out in Clause 4.2 is not fulfilled in full compliance with this Agreement, the non-breaching Party shall be entitled, by written notice to the breaching Party, to: (i) proceed to Closing as far as reasonably practicable, provided that the breaching Party shall use all reasonable endeavors to procure that such obligation(s) is fulfilled as soon as practicable following Closing and in any event within 30 (thirty) days after the scheduled Closing Date; (ii) defer the Closing Date to such date as the non-breaching Party may specify (being no more than 5 (five) Business Days following the scheduled Closing Date and provided that Closing may only be deferred once); or (iii) to the maximum possible extent, any and all the other actions and transactions performed in the context of the Closing, shall be unwound and reversed back so as to reconstitute the original status quo and this Agreement shall be terminated. If the non-breaching Party postpones Closing to another date in accordance with this Clause, the provisions of this Agreement shall apply as if that date is the originally scheduled Closing Date.

4.4	Transfer of title
4.4.1

Upon the occurrence of the Closing, in accordance with previous Clause 4.2 of this Agreement, the Purchaser will acquire full ownership and good and marketable title to the Shares as of the Closing Date, free and clear of any Lien.

4.5	No novative effects
4.5.1

The performance of the Closing shall not affect, be deemed a waiver of or to, amend or have any novative effect (effetto novativo) upon, the provisions of this Agreement and/or any rights and obligations of the Parties under this Agreement, which shall remain effective as stated herein also after the Closing without any requirement for the Parties to reiterate or otherwise confirm their commitment with respect thereto.

4.6	Post-Closing cooperation
4.6.1

Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfil its obligations under this Agreement.

4.6.2

For a period commencing on the Closing Date and ending on the earlier of (i) the 5th (fifth) anniversary of the Closing Date, or (ii) the date on which the Purchaser and/or any of its Affiliates cease to hold, directly or indirectly, any participation in the relevant Company, the Purchaser shall, and shall procure that the Companies shall, make available to the Sellers, at the Sellers’ own cost and expense, within a reasonable timeframe, such information and supporting documentation as are reasonably available and as may be reasonably requested from time to time in order to (a) prepare, file or amend any tax return, (b) respond to or cooperate with any Authority, or (c) comply with any applicable statutory, tax, regulatory or accounting obligations relating to any period (in whole or in part) prior to the Closing Date.

4.7	New Lease Agreement
4.7.1

The Parties acknowledge that the Real Estate Asset is currently subject to the new construction works relating to the expansion of the existing premises of additional around 1,900 square meters (with overall new square meters of around 4.595) (the “New Construction Works” and the “New Areas”), in relation to which the issuance of the relevant necessary permits (including fire prevention certificates and agibility certificates) for such new areas is still pending (the “Pending Permits”). In any case, Andrea represents and warrants that the fact that the Pending Permits are still to be obtained does not hinder the validity of the existing permits concerning the portion of the Real Estate Asset making the object of the Existing Lease Agreement and therefore does not prevent the execution of the New Lease Agreement at the expiry of the Term, as provided under Clause 4.7.2 below.  As soon as the Pending Permits have been obtained, but in any case within 2 (two) months from the Closing Date (the “Term”), the Parties shall procure, each within their own area of responsibility, that Andrea and Omars terminate the Existing Lease Agreement and execute the New Lease Agreement.

4.7.2

In case the New Construction Works have not been finalized, or the Pending Permits have not been obtained, within the Term, the Parties shall procure, each within their own area of responsibility, that Andrea and Omars terminate the Existing Lease Agreement and execute the New Lease Agreement, it being agreed that (i) as soon as the New Construction Works are finalized and the Pending Permits are obtained, the New Lease Agreement shall be amended to include the New Areas and the monthly rent under the New Lease Agreement, as so amended, shall be equal to Euro 14,000, and (ii) on an interim basis, pending completion of the New Construction Works and issuance of the Pending Permits and therefore not including the New Areas, the monthly rent under the New Lease Agreement shall remain equal to Euro 10,000.

4.7.3

Andrea represents and warrants that all costs related to the New Construction Works have been (and shall be) borne (and the outstanding costs (if any) will be borne) by Andrea, regardless of the provisions of the Existing Lease Agreement.

4.8	Hartmann Divestment
4.8.1

As soon as reasonably practicable following the Closing Date, and in any event no later than 6 (six) months thereafter, the Sellers shall (or shall cause one of them, or any Person designated by them) (the “Designee”) purchase and accept the transfer from Omars, and the Purchaser shall cause Omars to sell and transfer to the Designee, the Hartmann Shares (the “Hartmann Divestment”), in accordance with the following key terms and conditions:

(a)

the transfer of the Hartmann Shares shall be implemented through a direct sale and purchase pursuant to a notarial purchase and assignment agreement (notarieller Kauf- und Abtretungsvertrag) governed by German Law and substantially in the form as set out in Annex 4.8.1(a), for a consideration of Euro 1.00 (one/00);

(b)

the transfer of the Hartmann Shares shall be made, to the maximum extent legally possible, on an “as is, where is” basis, with no adjustment, deferred payment or earn-out mechanism, except for the Proceeds Advance Distribution as set out under Clause 4.8.5. Omars shall not be required to make, nor be deemed to have made, any representation, warranty or indemnity, except as may be mandatorily required by applicable German Law.

4.8.2

The Purchaser shall act in good faith and cooperate reasonably with the Sellers to ensure that Omars takes all actions and performs all steps necessary or desirable to consummate the Hartmann Divestment in accordance with the terms of this Agreement provided that the Parties acknowledge that the sale and transfer of the Hartmann Shares in accordance with Clause 4.8.1 (i) requires a consent resolution with a majority of 75% (seventy-five percent) of Hartmann’s shareholders’ meeting (based on an invitation to a shareholders’ meeting prepared by the Sellers), which could be prevented and/or be challenged by the co-shareholder Mr. Carsten Walther, (ii) triggers pre-emptive rights of Mr. Carsten Walther and Martinotti with respect to the Hartmann Shares, (iii) may not be possible if the bankruptcy proceedings will be finalized and Hartmann will be deleted from the commercial register before the end of the Hartmann Interim Period, and (iv) could – therefore – fail due to reasons outside of the responsibility and control of the Purchaser, the Sellers and Omars. The Parties agree that any liability of the Purchaser in connection with the Hartmann

Divestment shall be excluded to the largest extent possible.

4.8.3

From the Closing Date until completion of the Hartmann Divestment (the “Hartmann Interim Period”), if and insofar as the they have any such influence, the Parties shall cause Hartmann to remain inactive and not to undertake any material business activity or transaction without the prior written consent of the Sellers. To the extent requested by the Sellers in order to facilitate the Hartmann Divestment, Omars shall participate in the relevant shareholders’ meeting of Hartmann and vote in favour of the approval of the redemption (Einziehung der Geschäftsanteile) of the shares held by Mr. Carsten Walther as a result of his withdrawal dated 29 June 2016 from Hartmann’s share capital, and to approve any related or consequential resolutions to complete the redemption (the “Shares Redemption”); Clause 4.8.2 applies mutatis mutandis.

4.8.4

In order to enable the Sellers to efficiently manage Omars’ rights in the context of the Hartmann bankruptcy and to preserve their related interests in the Hartmann Shares, as soon as practicable after Closing, the Purchaser shall cause Omars to grant to Martinotti an irrevocable power of attorney, to the extent legally permissible, in any event terminable only for good cause, substantially in the form set out in Annex 4.8.4, authorizing him with faculty of sub-delegation to Rechtsanwältin Stefanie Strümpfler, to exercise, in the name and on behalf of Omars, upon prior consent of Omars (which cannot be unreasonably withheld or delayed), all shareholders’ rights relating to the Hartmann Shares (including, without limitation, voting rights and any other shareholder prerogatives), and any other rights of Omars in connection with the Hartmann bankruptcy proceedings, and to represent Omars in all discussions with the relevant bankruptcy receiver.For the avoidance of doubt, such Omars’ consent shall be deemed granted with respect to the exercise by Martinotti or Rechtsanwältin Stefanie Strümpfler of Omars’ shareholder rights in relation to the Hartmann Shares at any shareholders’ meeting where the subject matter of the resolution is (i) the election of a chairperson and the approval of the transfer of the Hartmann Shares to Mr Andreas Schmidt, Birkenwerder/Germany, and/or the (ii) Share Redemption. The Purchaser further agrees that Omars shall be represented by an authorized representative at the notarial appointment for the valid transfer of the Hartmann Shares.

4.8.5

Notwithstanding the foregoing, if during the Hartmann Interim Period the Hartmann bankruptcy receiver (or any other competent authority) distributes any proceeds of the Hartmann insolvency proceedings in favor of Omars (the “Proceeds Advance Distribution”), such proceeds shall be retained by Omars and subsequently transferred to the Designee as an earn-out connected to the transfer of the Hartmann Shares, net of any applicable Taxes incurred by Omars.

4.8.6

The Sellers shall indemnify, defend, and hold harmless the Purchaser from and against any and all Losses suffered or incurred by the Purchaser or by Omars, directly or indirectly, arising out of or relating to (i) the ownership or holding by Omars of the Hartmann Shares during the period between the Closing Date and the completion of the Hartmann Divestment, or (ii) the implementation of the Hartmann Divestment. For the avoidance of doubt, the indemnification under this Clause 4.8.6 shall not be subject to any monetary limitation or other limitation included in this Agreement

4.9	Statutory Auditors of Omars
4.9.1	The Parties acknowledge and agree that:
(a)

The current statutory auditors (sindaci) of Omars shall remain in office (both as statutory auditors (sindaci) and as external auditor (revisori legali)) until the expiration of their existing mandate, which will end on the date of approval by the shareholders’ meeting of Omars of the financial statements for the fiscal year 2025. Accordingly, the Sellers shall not be required to use reasonable efforts to cause any such statutory auditor to resign before the Closing;

(b)

On the date on which the above statutory auditors are replaced, the Purchaser undertakes (1) to provide each statutory auditor being replaced with a written waiver and release undertaking, substantially in the form of Annex 4.2.1(d)(iv), and (2) to cause that a shareholders’ meeting of Omars is duly convened and held and resolves upon a discharge and release substantially in the form set out under Annex 4.2.1(d)(iii), in both cases as amended to reflect their role as statutory auditor.

4.10	Formalization of the termination of the employment relationship with Martinotti, Sara Andreis and Andrea Andreis
4.10.1

As soon as practicable after the Closing, and in any event no later than fifteen (15) Business Days thereafter, Martinotti shall and the Sellers shall procure that, Sara Andreis and Andrea Andreis execute the conciliation report (verbale di conciliazione) in relation to the termination of their role within Omars, substantially in the form of Annex 4.10.1, also pursuant to article 2113 of the Civil Code, before the protected venue (sede protetta) of Commissione di certificazione of the University of Rome “Roma Tre”.

4.11	D&O run-off

The Parties undertake to discuss in good faith, after the Closing, on the basis of market quotations at arm’s length and for a reasonable post-Closing period of time, the opportunity for the Company to take out a so called “run-off” extension of either the existing directors’ and officers’ liability insurance policy no. 9402/BL180 with AIG Europe S.A. (the “D&O Policy”) or the new D&O policy that will be taken-out after Closing, as to enable each director of Omars resigning at the Closing Date and for the statutory auditors ending their office at the approval of Omars financial statement as at 31 December 2025 – who are covered by the D&O Policy at the date of this Agreement – to make claims arising out of any event which occurred prior to the Closing Date under such policy.

5.	Sellers’ Warranties
5.1	Representations and warranties
5.1.1

The Sellers, with respect to each and every one of the statements set forth in Annex 5.1.1 represent and warrant to the Purchaser that such statement is true and accurate and shall be true and accurate as of the Closing Date (the “Sellers’ Warranties”), except for those Sellers’ Warranties which are made at a particular date which shall be true and accurate at that particular date. The Sellers’ Warranties shall survive after Closing, at the terms set forth in this Agreement. Each Sellers’ Warranty is and shall be interpreted as independent and separate and shall not be subject to limitation, except as specifically specified under this Agreement.

5.1.2

The Sellers’ Warranties, and the relevant indemnification provisions under this Agreement (including under Clause 7 (Indemnification)), are not and shall not be interpreted as being limited by the due diligence or by other information known or rendered available to the Purchaser, except as Fairly Disclosed in the Sellers’ Warranties as exception to the relevant Sellers’ Warranty in a manner which is sufficient in order to allow the Purchaser to understand and evaluate the nature, scope and consequences of the relevant disclosure, it being understood that any such disclosure, exception or qualification shall be deemed to qualify all of the Sellers’ Warranties to the extent relevant or applicable thereto, without the need for repetition or cross-reference.

5.2	Nature of the Sellers’ Warranties
5.2.1	The Sellers’ Warranties constitute a unilateral, autonomous and independent guarantee commitment for all legal purposes assumed by the Sellers for the benefit of the Purchaser in connection with the Transaction contemplated by this Agreement, therefore they are not subject, inter alia, to the provisions set forth under articles 1491, 1495 and 1497 of the Civil Code and any right or remedy of the Purchaser arising under this Agreement in connection with any breach of any of the Sellers’ Warranties shall be subject only to the terms and limitations specified herein.

5.2.2

The Purchaser acknowledges and agrees that except for the Sellers’ Warranties expressly set forth in this Agreement, the Sellers make no representation or warranty, express or implied, and assume no responsibility or liability whatsoever, as to (i) the accuracy, completeness or reasonableness of any estimates, evaluations, projections, opinions, business plans, budgets, forecasts, forward-looking statements or other information or materials, whether written or oral, provided or made available by or on behalf of the Sellers, their Affiliates or advisors to the Purchaser or advisors in connection with the negotiation, execution or performance of this Agreement, during the Due Diligence or any investigation relating to the Companies and their business and (ii) any of the Inactive Subsidiaries and their business operation with the Companies or otherwise (for the avoidance of doubt, the Inactive Subsidiaries are not, and shall not be deemed to be, the object of any of the Sellers’ Warranties).

6.	Purchaser’s Warranties
6.1	Purchaser’s Warranties
6.1.1	The Purchaser hereby makes exclusively the following representations and warranties to the Sellers (the “Purchaser’s Warranties”).
6.1.2	Power and Authority of the Purchaser
(a)	The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.
(b)	The Purchaser has all requisite power and authority and has taken all actions necessary to execute and deliver this Agreement and to fully perform the Purchaser’s obligations hereunder.
(c)

All consents, approvals, authorizations and other requirements described by any Law which must be obtained or satisfied by the Purchaser and which are necessary for the execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated in this Agreement have been obtained and satisfied.

6.1.3	No conflicts
(a)

The execution and delivery by the Purchaser of this Agreement do not, and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in violation or breach of any of the articles of incorporation or by-laws of the Purchaser; and (ii) conflict with or result in a violation or breach of any Law or order applicable to the Purchaser or any of its respective assets and properties.

6.1.4	Litigation
(a)

There are no Proceedings pending or formally threatened against, relating to or affecting the Purchaser or any of its assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transaction contemplated by this Agreement.

6.1.5	Broker or Finder Fees
(a)

No agent, broker, investment bank, person or firm acting on behalf of the Purchaser is, or will be entitled to any commission or broker or finder fees from the Sellers, in connection with the negotiations relative to this Agreement or any of the transactions contemplated herein.

6.1.6	Financial ability
(a)

The Purchaser has, and shall maintain, sufficient financial resources to complete the Transaction and to pay in full the Definitive Purchase Price (including any adjustment thereof pursuant to this Agreement), in each case in accordance with the terms and conditions of this Agreement and shall procure that Omars will have the sufficient resources to fulfill its obligations under this Agrement when due.

6.1.7	No Claims
(a)	As of the date hereof, the Purchaser is not aware of any actual and material breach of the Sellers’ Warranties which would allow the Purchaser to start a Claim against the Sellers.
6.2	Accuracy of Purchaser’s Warranties
6.2.1	Purchaser’s Warranties contained in this Clause 6, will be true and correct on the Closing Date, except where it is expressly stated that such representations and warranties are referred to at, or also at, another reference date.

7.	Indemnification
7.1	Indemnification by the Sellers
7.1.1

From the Closing Date the Sellers shall indemnify and hold the Purchaser – or upon its request, the relevant Company – harmless, on the terms and subject to the exclusions, deductions and limitations under this Agreement (including this Clause 7 (Indemnification)):

(a)	In respect of any Loss incurred and suffered directly by the Purchaser and/or by the Companies as a result of any untruthfulness or inaccuracy of the Fundamental Warranties; and
(b)	In respect of any Loss incurred and suffered by the Purchaser/or by the Companies and arising from the breach of any covenant and undertaking upon the Sellers under this Agreement; and
(c)	In respect of any Loss incurred and suffered directly by the Purchaser and/or by the Companies as a result of any untruthfulness or inaccuracy of the Business Warranties.
7.1.2

The indemnification for the Losses above shall be made upon the terms provided for hereunder (the “Indemnification”) and shall be increased by an amount sufficient to ensure that the Purchaser and/or any Company receives, after the deduction or payment of any applicable Taxes being due and not recoverable, the full amount of the Indemnification as if no such Taxes had been payable (“gross-up”).

7.1.3	The Purchaser and the Sellers agree to treat any payment made pursuant to this Clause as an adjustment to the Definitive Purchase Price, except to the extent otherwise required by applicable Law.
7.2	Amount of the Indemnification
7.2.1	For purposes of this Agreement, the amount of the Indemnification shall be calculated after deduction of:
(a)

Any insurance proceeds actually recovered and, in general, any recoveries paid to the Purchaser and/or to the Companies by any third parties (including insurers, contractors, or other responsible parties) with respect to such matter which is the subject matter of a request of

Indemnification, net of reasonable costs, Taxes and expenses actually incurred in obtaining such payments or recoveries, provided, however that the Purchaser shall, and shall cause the Companies to, take all reasonable steps and actions – in the interest of the Companies – to pursue and obtain such recoveries or payments from the relevant third parties (including giving required notices to insurers, preserving rights under the applicable insurance policy, and ensuring no lapse or forfeiture of cover). In case the Sellers have already paid the Indemnification pursuant to this Agreement and the Purchaser and/or the Companies receive sums from third parties on the aforementioned grounds, the Sellers shall have the right to be refunded by the Purchaser and/or the Companies of the amounts received by the latter within 10 (ten) Business Days from the collection. Without prejudice to the Sellers’ right to receive the aforementioned refund, the existence of any potential right to refund, recovery or indemnification shall not limit or affect in any way the Purchaser’s right to request and obtain an Indemnification pursuant to this Agreement;

(b)

The amount of any Tax benefit (including a tax deduction, credit refund, reduction or an increase of carried back or forward tax) deriving to the Purchaser and/or the Companies, whether in the current or in any subsequent fiscal year, attributable to the fact, matter and circumstances giving rise to the relevant Loss and which benefits the Purchaser and/or any Companies provided, however, that it being further agreed and understood that, (i) should such Tax benefit accrue or be effectively utilized after the Sellers have paid the relevant amount, the Purchaser shall, within ten (10) Business Days from the effective utilization of such benefit, refund to the Sellers the difference between the amount received and the amount that would have been payable had such benefit been taken into account provided further that the Purchaser shall have the right to verify the amount to be refunded, and the refund amount shall not bear any interest or penalties, (ii) the use of the Tax benefit shall be made in accordance with the applicable Laws and Accounting Principles and shall not be unreasonably delayed or postponed without proper business reasons; and

(c)

The amount of the specific provisions (fondi specifici), bad debt provisions (fondi svalutazione crediti) and provisions for risks and charges (fondi rischi e oneri) included, in accordance with the applicable Laws, in the financial statements of Omars as at 31 December 2024; provided, however, that such provisions may not be used on a general basis, but only in connection with the fact, matter or circumstance giving rise to the relevant Loss for which such provision was established, and only up to the amount of such provisions.

7.2.2

The Parties agree that the amount of any Indemnification shall be calculated on a “Euro per Euro” basis after applying all deductions, exclusions and limitations provided for in this Clause 7 (Indemnification), without taking into account any multiple, whether express or implied, or any other criteria or assumptions applied or considered by the Purchaser for the purpose of determining the Definitive Purchase Price of the Shares.

7.2.3

Where an indemnifiable event under this Clause 7 (Indemnification) would, in principle, result in a breach of more than one of the Sellers’ Warranties, this shall not give rise to a duplication of indemnifiable Loss in relation to the same indemnifiable event, with any such duplication or double counting being expressly excluded.

7.2.4	The Sellers shall not be liable in respect of any Claim or Loss, and the amount of any such Claim or Loss shall be reduced accordingly, to the extent that the same:
(a)

Would not have arisen but for, or has been increased (and in such case it will not be indemnified the Loss for the said increased) as a result of, any act, omission or transaction carried out (i) before Closing, by the Sellers and/or any Company acting in accordance with any written direction, authorization or request of the Purchaser, or (ii) after Closing, any admission of liability of the Purchaser; or (iii) at any time, in connection with or pursuant to any transaction contemplated by and in compliance with this Agreement (other than those carried out in breach of the provisions of this Agreement);

(b)

Arises from, or is increased (and in such case it will not be indemnified the Loss for the said increased) as a result of, (i) any change in the applicable Law (including in relation to the applicable accounting principles) or regulations, or the issuance of any new Law or regulation occurring after the Closing Date;

(c)	Could have been mitigated, avoided or reduced by the Purchaser or the Companies exercising ordinary diligence pursuant to article 1227 of the Civil Code;
(d)	Arises from as a result of (i) any action, omission, transaction or arrangement (including, without limitation, any intra-group transaction, reorganization, merger, demerger, transfer of assets or other similar transaction) undertaken or effected by the Purchaser and/or the Companies after the Closing Date; (ii) any change, after the Closing Date, in the Tax or accounting policies, practices, principles or methods applied by the Companies (other than to the extent mandatorily required by applicable Law enacted after the Closing Date, whether or not retroactively); or (iii) any status, circumstance or personal quality specific to the Purchaser or any of its Affiliates (including, without limitation, their tax residence, structure, financing, or accounting position, compliance with the local laws, etc.)

(e)

Relates to any liability which is contingent or potential, unless and until such liability has become an actual Loss incurred by the Purchaser or the Companies; it being, however, understood that the Purchaser may nevertheless serve a Claim on the Sellers even if the Loss is still contingent, in order to avoid any forfeiture under this Agreement; and

(f)

The extent that such Losses have been reflected in, impacted, or otherwise taken into account in the calculation of the Working Capital used for the purposes of determining the Definitive Purchase Price and its adjustment, variation as well as any component thereof, it being expressly agreed that any double counting is excluded.

7.2.5

The Purchaser shall, and shall cause the Companies to act in good faith, including pursuant to article 1227, paragraph 2, of the Civil Code, to mitigate, avoid or reduce any Losses which might give rise to a Claim under this Agreement.

7.3	Monetary thresholds
7.3.1	The Sellers shall have no liability for Indemnification:
(a)

For any Loss which individually does not exceed Euro 20,000 (twentythousand/00) (the “De Minimis Threshold”), it being understood that, if more than one Claim arises from, or is caused by, the same specific factual circumstance or the same nature of Claim or the same conduct and the aggregate amount of the related Losses equals or exceeds the De Minimis Threshold, then such De Minimis Threshold shall not apply to any of such Claims; and

(b)	Until the aggregate sum due in connection with all Losses (each of which of a value in excess of the De Minimis Threshold as determined under paragraph (a) above) actually due and payable exceeds the one-off threshold Euro 100,000 (onehundredthousand/00) (the “Aggregate Threshold”), provided that, if the Aggregate Threshold is exceeded, the Sellers shall be liable for the excess amount of the Loss only (franchigia assoluta).

It being understood that none of the limitations provided under previous paragraphs (a) and (b) of this Clause 7.3.1 shall be applicable with respect to any Loss pursuant to Section 7.1.1(b) of the Agreement and the Fundamental Warranties.

7.3.2

The Sellers’ maximum aggregate liability for Indemnification shall be limited to an amount corresponding to (i) 10% (ten per cent) of the Definitive Purchase Price with respect to Andrea, and (ii) 8% (eight per cent) of the Definitive Purchase Price with respect to Andreis and Martinotti (jointly, the “Cap”), it being further agreed that the Cap shall not apply with respect to any Loss pursuant to Section 7.1.1(b) of the Agreement and to the Fundamental Warranties.

7.3.3

For the avoidance of doubt: (i) the determination of whether any Loss meets or exceeds the above monetary thresholds shall be made after applying all deductions, reductions, limitations and exclusions provided for under this Agreement; (ii) the monetary thresholds set forth in this Clause 7.3 (Monetary Thresholds) shall not apply in the event of Losses deriving from the Seller’s fraud or willful misconduct (dolo) of the Sellers.

7.4	Time limits
7.4.1

The Sellers shall not be responsible under this Agreement in respect of any untruthfulness or inaccuracy of the Sellers’ Warranties unless a notice or a Claim is given by the Purchaser to the Sellers or the Sellers’ Representative within:

(a)

The date falling 30 (thirty) Business Days following the expiration of the applicable statutes of limitation or, if later, within the date falling 30 (thirty) Business Days following the deadline of the notice regulated from time to time by laws in force, in relation to the Fundamental Warranties and the relevant Sellers’ Warranties under paragraphs 3.3 (Environmental), 3.17 (Taxes) and 3.18 (Employees) of Section III of Annex 5.1.1; or

(b)	The 5rd (fifth) anniversary as of the Closing Date in relation to the Sellers’ Warranties under paragraphs 3.11 (Anti-corruption compliance and

231 Decree), 3.12 (Sanctions), 3.21 (Competition) and 3.23 (Public Grants) of Section III of Annex 5.1.1; or

(c)	The 24 (twenty-four) month anniversary as of the Closing Date, with respect to any Claim related to any other Sellers Warranty.

It being, however, understood that the Indemnification obligations of the Sellers shall survive the expiration of the time limits provided for herein in respect of any actual or alleged breach of the Sellers’ Warranties which, prior to the expiry of the relevant term above, constituted the subject matter of a request or Claim properly served thereunder until final settlement and/or payment of the same in accordance with this Agreement. Consequently and for the sake of clarity, if the Purchaser notifies any Claim within the terms specified above, the relevant Indemnification obligation of the Sellers will remain in force and effects until the Loss claimed by the Purchaser and the relevant liability of the Sellers has been definitively and finally ascertained, even in case such liability (and the relevant Indemnification obligation) is ascertained after the expiry of the terms provided above, as appropriate.

7.4.2

The time limits set forth in this Clause 7.4 (Time limits) shall not apply in the event of Losses pursuant to Section 7.1.1(b) of the Agreement and in the event of Losses deriving from fraud or willful misconduct (dolo) of the Sellers, which can be enforced up until the date falling 30 (thirty) Business Days following the expiration of the applicable statutes of limitation.

7.5	Sole remedy
7.5.1

After Closing and except in case of willful misconduct (dolo) of the Sellers, the rights and remedies provided under this Agreement, including pursuant to this Clause 7 (Indemnification) with reference to the untruthfulness or inaccuracy the Sellers’ Warranties, substitute any other right or remedy of the Purchaser provided for by Law, including the right to terminate the Agreement for breach and related remedies.

7.6	Handling of Claims
7.6.1

In the event that the Purchaser (or any of its Affiliates) becomes aware of any matter or event which could give rise to the Sellers’ liability under this Clause 7 (Indemnification) (the “Claim”), the Purchaser shall give, within 90 (ninety) Business Days after the Companies or the Purchaser becoming aware of such Claim written notice thereof (the “Notice of Claim”) to the Sellers’ Representative, including (i) the nature of the Claim, (ii) the amount of Losses constituting the subject matter of the Purchaser’s Claim hereunder (to the extent known or reasonably estimable at the date of such notice), (iii) the provision(s) of this Agreement on the basis of which such amount is claimed, provided that any good-faith inaccuracy in giving such notice shall not relieve the Sellers of their obligations under this Agreement, (iv) whether it arises from any action of, claim of, or proceeding initiated by, any third party (the “Third Party Claims”), together with all reasonably available supporting documentation and evidence. After serving the Notice of Claim, the Purchaser shall keep the Sellers reasonably informed and documented of material developments in relation to matter being subject to the relevant Notice of Claim.

7.6.2	With respect to any Claim:
(a)

Following receipt of the Notice of Claim, the Sellers – through the Seller’s Representative – shall have 45 (forty-five) Business Days to notify to the Purchaser their intention to accept or to oppose to the Notice of Claim, by written notice, indicating in reasonable details on the basis of the available information and documents, the reasons and facts related to such opposition, it being understood that, (i) any good-faith inaccuracy in giving such reply response notice shall not prejudice the Sellers’s rights under this Agreement and (ii) in case of lack of opposition within the above term of 45 (forty-five) Business Days from the Notice of Claim, the Notice of Claim and the Indemnification shall not be deemed as finally accepted by the Sellers;

(b)

If the Notice of Claim is opposed pursuant to letter (a) above, the Parties will negotiate in good faith with the aim to try and reach an amicable solution within the 25 (twenty-five) Business Days following the opposition; if no amicable solution is found, each Party will then have the right to submit the Notice of Claim to the competent court pursuant to Clause 11 (Governing Law and Jurisdiction), subject to all contractual limitations and exclusions herein.

7.6.3

The Purchaser shall properly and diligently defend (when applicable), and shall cause the Companies to properly and diligently defend, any such Third Party Claims, provided that any admission of liability or settlement in relation to a Third Party Claim may be made by the relevant Company only in accordance with this Agreement.

7.6.4

Without prejudice to Clause 7.7.3(c), the Sellers’ Representative shall have the right to participate, and, to the maximum extent permitted by Law, join, at the Sellers’ cost, by counsel of his choice, in the defense of any claim, action or Proceeding asserted or initiated against the Companies or the Purchaser constituting the subject matter of a Third Party Claims, with full access to documents, evidence, and information related thereto, it being agreed that the counsel appointed by the Purchaser or the relevant Company shall have full authority and responsibility to manage and define the defense (without prejudice for any provision regarding the Proposed Settlement below) provided that, should the Purchaser decide not to take into account any reasonable comments or observations made by the Sellers’ Representative in the context of such defense, the Purchaser shall provide a reasonable explanation for its decision. The Sellers’ Representative will cooperate with the Purchaser and/or the Companies in the preparation for and the prosecution of the defense of such claim, action or Proceeding, including making available evidence within the control of the Sellers.

7.6.5	If a firm offer is made to the Purchaser or the Companies to settle any Third Party Claim (the “Proposed Settlement”), the following provisions shall apply:
(a)

The Purchaser shall promptly inform the Sellers’ Representative in writing, indicating all the terms and conditions of such settlement and a reasonable deadline within which the Sellers – through the Sellers’ Representative – shall express or deny their consent to the Proposed Settlement, it being agreed that in case of lack of answer, the Proposed Settlement shall be considered as confirmed by the Sellers;

(b)

If the Sellers’ Representative expresses a favourable opinion to the Proposed Settlement but the Purchaser expresses contrary opinion, then the Sellers’ liability in respect of the matters constituting the subject matter of such Proposed Settlement shall be limited to the amount that would have been paid by the Companies had the Companies proceeded with the Proposed Settlement in accordance with the Sellers’ request;

(c)

If the Sellers express a negative opinion, then the Purchaser and the Companies will in any case be free to the enter into the Proposed Settlement, but the liability of the Sellers will be ascertained and submitted to the competent court pursuant to Clause 11 (Governing Law and Jurisdiction), without prejudice to the limitations set forth in this Clause 7 (Indemnification);

(d)

If the Sellers and the Purchaser express favourable opinion, then the Purchaser and the Companies will enter into the Proposed Settlement and the liability of the Sellers shall be limited to the amount of Loss incurred by the relevant Company in connection with the Proposed Settlement, without prejudice to the limitations set forth in this Clause

7 (Indemnification);

(e)

If, at the end of a period of 30 (thirty) Business Day, the Sellers and the Purchaser fail to reach an agreement in writing with respect to all such matters, then all matters as to which agreement is not so reached may, thereafter, be submitted to the competent court pursuant to Clause 11 (Governing Law and Jurisdiction).

7.7	Payments of Indemnification
7.7.1

Without prejudice to any right pursuant to the applicable provisions of the Italian code for civil procedure, the amount of any Indemnification due by the Sellers shall be paid within 15 (fifteen) Business Days, from, as the case may be:

(a)	The date of the agreement of the Parties on a Claim, as indicated in the appropriate settlement;
(b)

The date of issuance of a decision by the court, even if only provisionally enforceable (provvisoriamente esecutiva) pursuant to Clause 11 (Governing Law and Jurisdiction). It being agreed that, if the above provisionally enforceable (provvisoriamente esecutiva) decisions are subsequently overturned, in full or in part, the Purchaser shall (or shall procure that the Company) promptly reimburse to the Sellers the relevant amount which was not due by the Sellers, in compliance with the applicable provisions of the Italian code of civil procedure and in any event within 10 (ten) Business Days from the date on which such reversal or amendment becomes known or effective.

7.7.2

The payments of the amount due as Indemnification shall be made by bank wire transfer in favour of the Purchaser to the bank account which shall be indicated in writing by the Purchaser to the Sellers at least 5 (five) Business Days before the relevant payment terms.

7.7.3

In the event that provisionally enforceable (provvisoriamente esecutive) decisions or enforcement orders are issued by the Tax Authority in relation to Tax periods or Tax matters up to the Closing Date in connection with a Third Party Claims, and only in those cases where the payment of the relevant amount is required as a condition for filing, opposing or appealing such decision or order (and such decision and/or order have not been caused or aggravated by any act or omission of the Purchaser and/or the relevant Company after the Closing Date), the Sellers shall, subject to the limitations set forth under Clause 7.4 advance to the Purchaser and/or the Company, upon reasonable evidence of such requirement, the amounts strictly necessary to make the relevant payments so as to enable the relevant Company to duly file the relevant opposition or appeal, provided, however, that:

(a)	such advance shall be conditional upon the Purchaser and/or the relevant Company having:
(i)	promptly informed the Sellers of the receipt of the relevant order or decision and provided them with all related documentation;
(ii)

filed, where possible under applicable Laws and if requested by the Sellers, an application for suspension of payment or enforcement; and filed, in coordination with the Sellers, the relevant opposition or appeal against such decision or order;

(b)

any amounts advanced by the Sellers (on which no interest of any kind shall accrue) shall be reimbursed to the Sellers by the Purchaser and/or the relevant Company on the basis of a decision (even on an provisional basis) which results in the annulment or revocation, even in part (but in such case only in relation to the partial annulment or revocation), of the relevant decision or order in relation to which the Sellers had made said sums available;

(c)

the Sellers’ obligation to make the interim payments referred to in this Clause 7.7.3 shall not constitute an admission of liability under this Agreement and shall not prejudice the Sellers’ right to dispute their liability towards the Purchaser pursuant to this Agreement.

7.8	Indemnification by the Purchaser
7.8.1

The Purchaser shall indemnify and hold harmless the Seller from and against any and all Losses suffered, incurred or sustained by it or to which it becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or breach of the Purchaser’s Warranties.

7.8.2	The provisions set forth in Clause 7.5 and 7.7 of this Agreement shall apply mutatis mutandis.
8.	Protective covenants
8.1	Non-competition Undertakings
8.1.1	The Sellers covenant and agree that, for a period of 5 (five) years following the

Closing Date, they shall not, and shall procure that none of its Affiliates and/or Connected Persons, shall, directly or indirectly:

(a)

Engage in, directly or indirectly, or carry on, the business of: design, construction, maintenance, sales and marketing of equipment for road rescue, towing and recovery and vehicle transport (progettazione, costruzione, manutenzione, vendita e commercializzazione di allestimenti per il soccorso stradale e per il trasporto veicoli) (the “Restricted Business”) in Italy and any other territory where, during the 5 (five) years before the Closing Date, the Companies carried out their business; it being agreed that the above business includes towing and recovery equipment manufacturing, sales and distribution; it being agreed that the Consented Activity shall not be deemed subject to the non-competition undertakings set out herein (the “Excluded Business”);

(b)

Have any direct or indirect interest in any firm, partnership, joint venture, corporation, or unincorporated association (in whatever form or capacity, including through a fiduciary company) which engages in, carries on, any business, trade or venture of the kind of the Restricted Business, provided that nothing herein shall preclude:

(i)

The mere holding, for investment purposes only and without any management, controlling or influencing power, of up to 2% of the share capital or voting rights of any publicly listed company which is engaged in business as the Restricted Business; and

(ii)

The ownership of any such interest received by inheritance or succession after the Closing Date, so long as any controlling interest is held in trust or fiduciary arrangement without direct control or management by the relevant Seller or Related Party or is disposed of within six (6) months from the date on which such interest was received;

(c)

Hold an office as director, or act as advisor or any other similar task (including, without limitation, as an employee, autonomous worker, contracted agent or advisor) for the benefit of any Person which engages in, or carries on, any business, trade or venture of the kind of the Restricted Business;

(d)	Use or disclose any know-how or trade secrets relating to or owned by the Companies; and

(e)	Urge a client or supplier, to terminate the business relation with the Companies or to materially change the conditions of such relation in a negative way for the Companies.
8.2	Non-solicit. Non-hire
8.2.1	For a period of 5 (five) years following the Closing Date, the Sellers shall not, and shall procure that none of its Affiliates and/or Connected Persons shall, directly or indirectly:
(a)

Encourage, incite, or instigate, even indirectly, any Person who, at the time of such solicitation or during the twelve (12) months immediately preceding it, was an employee, director, agent, manager or independent contractor of the Companies, to resign or otherwise withdraw from the relationship binding them to the Companies; and

(b)

Hire or set-up any business relationship with any Person referred to in paragraph (a) above, even in the event that the proposal to set up an employment or cooperation relationship comes spontaneously from such employee, director, agent, broker or independent contractor except where the individual responded to a general advertisement or recruitment process not specifically directed at employees or collaborators of the Companies, or with the prior written consent of the Purchaser;

(c)	Solicit any existing customer or supplier to terminate or negatively amend any relationship with the Companies.
8.2.2

The Purchaser undertakes to cooperate in good faith with the Sellers, upon reasonable written request, by providing timely confirmation and information necessary to ascertain whether any Person or candidate considered by the Sellers, or by any of their Affiliates or Connected Persons, is or has been, within the previous twelve (12) months, employed by, engaged with, or otherwise contractually connected to any of the Companies.

8.2.3

From and after the Closing Date, the Sellers shall not use, and shall cause all of their Affiliates following the Closing to not use and/or cease using, directly or indirectly, any name or mark that is the subject of any intellectual property owned or used by the Companies as the Closing Date (including any renewal, re-registration or substantially equivalent version thereof).

8.3	Common Provisions
8.3.1

The Parties reciprocally acknowledge that the restrictions contained in Clauses 8.1 (Non-competition Undertakings) and 8.2 (Non-solicit. Non-hire) are reasonable and justified under the circumstances and acknowledge and agree that no separate consideration is provided for the assumption by the Sellers of the respective obligations and undertakings hereunder, as this has been specifically taken into account by the Parties in determining the Definitive Purchase Price for the Sale and Purchase and the other terms and conditions set out in this.

8.3.2

In case of breach of the provisions under Clauses 8.1 (Non-competition Undertakings) and 8.2 (Non-solicit. Non-hire), any breaching Seller shall pay to the Purchaser the amount of Euro 100,000 for each month during which any such breach is continuing, with no prejudice for any further damage that could be claimed by the Purchaser in connection thereof, it being, however, understood that such obligations and the related liabilities shall apply without duplication and without prejudice to, and shall be construed in coordination with, any similar non-competition, non-solicitation or confidentiality undertakings assumed by Andreis and Martinetti under the Management Agreement or the Consultancy Agreement Andreis, as the case may be, so that no overlapping or cumulative liability may arise from the same conduct. In such respect, the Sellers expressly acknowledge that the aforesaid amount is a genuine, impartial and fair estimate of the minimum damage that Purchaser would suffer in the event that Sellers breaches the covenants under Clauses 8.1 (Non-competition Undertakings) and 8.2 (Non-solicit. Non-hire) above.

8.3.3

The Parties expressly consider each of the covenants set out in this Clause 8 (Protective Covenants) fair and reasonable. However, if any of the covenants is held to be invalid or ineffective but would be valid and effective if part of the wording of such covenants is deleted or if the duration is shortened or if the area of application is reduced, the restrictions shall apply with such modification as may be necessary to make it valid and effective.

8.3.4

The provisions of this Clause 8 (Protective Covenants) are assumed by the Sellers and shall be considered as irrevocably granted also to the benefit of the Companies to the extent such Companies remain, directly or indirectly, under the control of the Purchaser and may be object of enforcement also by any of the same under such condition, but – in any event, without duplication of responsibility or double counting.

8.3.5

For the avoidance of doubt, the Purchaser acknowledges that (i) Mr. Lorenzo Andreis (brother of Andreis) and wife and descendants carry out the “Andreis Italy” business, as referenced on www.andreislorenzo.it, and the Sellers shall bear no liability in connection therewith under this Clause 8 (Protective

Covenants), provided that they and their Connected Persons (other than Mr. Lorenzo Andreis, his wife and latter’s descendants) are not involved in such activities or business; (ii) Mr. Dalmasso is currently providing ordinary accounting assistance (commercialista) to persons operating in the Restricted Business, and the Sellers shall likewise bear no liability in connection therewith under this Clause 8 (Protective Covenants) (and he shall be entitled to continue providing such assistance in the ordinary course of his professional activity), provided that the Sellers (and their Connected Persons) are not involved in such activities or business; and (iii) Andreis shall have the right to continue benefiting, at its own cost, from services provided by experts already engaged with Omars (e.g., surveyors (geometri), accountants, labor advisors, or suppliers), either directly or through Affiliates, provided that Andreis shall not receive such services for the purpose of carrying out an activity which qualifies as a Restricted Business and, in any event, in accordance with the non-competition undertakings provided hereunder.

9.	Miscellaneous
9.1	Confidentiality and announcements
9.1.1

The Parties hereby undertake that they shall both during and for the next five years following the signing date this Agreement preserve the confidentiality of the Confidential Information of the other Party to which they have had access, including Omars and the Companies, and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such information.

9.1.2	Notwithstanding any other provision in this Agreement, either Party may, after consultation with the other Party whenever practicable, disclose such information if and to the extent:
(a)	required by Law or Stock Exchanges Regulations;
(b)	required by any Authority with relevant powers to which either Party is subject or submits (whether or not the authority has the force of law);
(c)	required by its professional advisers, auditors, employees, consultants, subcontractors or agents to provide their services (and subject always to similar duties of confidentiality);
(d)	that information is in or has come into the public domain through no fault of that Party; or

(e)	the other Party has given prior written consent to the disclosure.

9.1.3

Neither Party shall make any public announcements or issue press releases without previously agreeing with the other Parties the contents and timing thereof, it being understood that each Party may make all announcements and disclosures that may be required by applicable Laws and Stock Exchange Regulations, previously consulting, to the extent that it is feasible, the other Parties concerning such announcements and disclosures.

9.2	Expenses, Costs and Fees
9.2.1

Unless separately differently agreed, the Purchaser and the Sellers shall each bear their own expenses, costs and fees (including, without limitation, brokers, investment bankers, finders, attorneys and auditors fees) in connection with the Transaction contemplated hereby, including the preparation and execution of this Agreement and compliance with its terms unless otherwise agreed in writing by the Parties.

9.2.2

The Notary’s fees and expenses in relation to the endorsement of the Shares shall be borne by the Purchaser, while the Notary’s fees and expenses connected to the IP Transfer Agreement shall be borne by Andreis.

9.3	Succession and Assignment
9.3.1	This Agreement is binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
9.3.2

Neither Party shall assign this Agreement or respective interests, rights and obligations deriving from this Agreement to a third party, without the prior written consent of the other Parties, except for:

(a)	Assignments and transfers by operation of Law; and
(b)

The right of the Purchaser to assign any of the receivables possibly arising out of this Agreement as a guarantee or by way of security (cessione crediti in garanzia) for any financing or refinancing in relation to the Transaction, other banking facilities and/or hedging obligations , it being understood and agreed that: (1) the Sellers shall be entitled to raise against the relevant lender/assignee any and all claims, defences, exceptions and objections that the Sellers would have been entitled to raise against the Buyer (including those arising from any facts, actions or omissions occurring after the date on which the assignment of the relevant receivable or credit has been carried out or become effective);

an (2) any dispute, action, claim or litigation relating to such receivables shall be handled exclusively by the Buyer as responsible party under the SPA.

9.4	Waiver
9.4.1

No Party shall have been deemed to have waived rights arising out of this Agreement or out of any default or breach hereunder by the other Parties, unless such Party acknowledges such waiver in writing.

9.4.2

No waiver of any default or breach of a provision hereof shall be construed as to constitute a waiver of any further default or breach thereunder, whether similar or not, or as a waiver of the provisions itself.

9.5	Entire Agreement
9.5.1

This Agreement merges and supersedes any previous agreements or understandings among the Parties, written or verbal, concerning the subject matter hereof; represents (together with any documents referred to herein) the entire agreement among the Parties; and may not be contradicted by evidence of any prior agreement or understanding, whether written or verbal.

9.6	Amendments
9.6.1	Any modifications or amendments to the Agreement shall only be valid and binding if in writing and duly signed by all the Parties.
9.7	Severability
9.7.1

In the event that a provision of this Agreement is or becomes void or unenforceable, this shall not affect the validity or the enforceability of the remaining provisions of this Agreement. In lieu of the void or unenforceable provision the Parties shall agree upon a valid and enforceable provision which comes as close as possible to the economic objectives of the void or unenforceable provision. If such a replacement is legally not possible, the Parties shall without undue delay give all declarations and take all actions, which are necessary in order to replace the void or unenforceable provision by a corresponding effective one.

9.8	Wagering Agreement
9.8.1	The Parties acknowledge and agree that this Agreement constitutes a wagering agreement (contratto aleatorio) within the meaning and for the purposes of articles

1448 (Azione generale di rescissione per lesione) and 1469 (Contratto aleatorio) of the Civil Code, and, therefore, any variations, fluctuations or differences in the value of the Shares or of the Companies, or in the obligations, risks or benefits assumed by each of them under this Agreement shall be deemed forming part of the ordinary contractual risk (alea normale) inherent to this Agreement. Accordingly, the Parties expressly agree that the provisions and remedies set forth in articles 1448 (Azione generale di rescissione per lesione), 1467 (Contratto con prestazioni corrispettive) and 1468 (Contratto con obbligazioni di una sola parte) of the Civil Code shall not apply to this Agreement.

10.	Notices
10.1	Service of Notices
10.1.1

Any notice or communication between the Parties in connection with the Agreement shall be valid if made in writing, in English language and delivered by registered letter anticipated by e-mail or delivered by e-mail or certified e-mail as follows (without prejudice to future changes communicated in accordance herewith):

(a)	If to the Purchaser:

c/o Miller Industries, Inc.

8503 Hilltop Drive

Ooltewah, TN  37363

Attn: Debbie Whitmire and Frank Madonia

E-mail: [***]; [***]

(b)	If to the Seller, to the Seller’s Representative:

Mr. Stefano Francesco Martinotti

[***]

PEC: [***]

E-mail: [***]

With copy to:

Studio Legale Gianni & Origoni,

Via delle Quattro Fontane no. 20, CAP 00184, Rome, Italy

Attention of: Avv.ti Gabriella Covino, Paola Vallino, Niccolò Lavorano and Flavia Alinei

PEC:  [***]

E-mail: [***]; [***]; [***]; [***]

10.2	Effect of Notices
10.2.1

Any notice sent pursuant to this Clause 10 shall conclusively be deemed to have been received (i) if sent by courier or registered letter, on the date of signature of the notice of receipt (or of refusal to do so), and (ii) if sent by email or certified email, upon receipt by the sender of a positive transmission report, it being understood that any notice received on a day other than a Business Day or after 6:00 pm of a Business Day shall be deemed served on the following Business Day.

10.2.2

The Parties hereby designate their respective addresses for the giving of notices, as set forth in this Clause 10, as their respective domiciles at which service of process may be made in any arbitration, legal action or proceedings arising hereunder. Each Party may change such address by providing written notice to the other Parties of such change in accordance with this Clause 10.

11.	Governing Law and Jurisdiction
11.1	Governing Law
11.1.1	This Agreement shall be governed by, and construed in accordance with, the Law of the Italian Republic.
11.2	Jurisdiction
11.2.1	Each of the Parties submits to the exclusive jurisdiction of the courts of Milan (Italy) all disputes, legal suits, actions and/or proceedings arising out of or in connection with this Agreement.

***

List of Annexes:

Annex 1.2.25 – Consultancy Agreement Andreis

Annex 1.2.36 – Escrow Agreement

Annex 1.2.53 – Management Agreement

Annex 1.2.57 – New Lease Agreement

Annex 1.2.58 – NFP

Annex 1.2.89 – Working Capital

Annex 4.2.1(a)(iv) – Form of resignation letter

Annex 4.2.1(a)(v) – Mutual termination of the employment relationship of Mrs Sara Andreis

Annex 4.2.1(a)(vi) – Acknowledgment agreement with Mr Andrea Andreis

Annex 4.2.1(b)(i) – Termination Agreements

Annex 4.2.1(b)(ii) – Waiver letter for restitution action (azione di restituzione)

Annex 4.2.1(b)(iv) – Part A – Waiver letter IPR for Andreis

Annex 4.2.1(b)(iv) – Part B – Trademark sale and purchase agreement

Annex 4.2.1(c)(i) – Mutual termination of the employment relationship of Mr Stefano Martinotti

Annex 4.2.1(c)(iii) – Waiver letter IPR for Martinotti

Annex 4.2.1(d)(iii) – Draft Shareholders’ Agreement minutes

Annex 4.2.1(d)(iv) – Waiver of liability letter

Annex 4.8.1(a) – Notarial purchase agreement for Hartmann

Annex 4.8.4 – PoA for Hartmann

Annex 4.10.1 – Draft termination of employment agreement

Annex 5.1.1 – Representation and warranties

***

Should you agree on the content of the above proposal of sale and purchase agreement, please send us a copy of it, along with its schedules and annexes, duly signed for acceptance.

Yours sincerely,

/s/ Deborah L. Whitmire

Luna Acquisition Corp

By:	Deborah L. Whitmire

Title:	Vice President and Treasurer

***

For full, irrevocable and unconditional acceptance of your proposal.

Yours faithfully.

/s/ Renato Andreis

Andrea S.r.l.

By:	Renato Andreis

Title:	Director

/s/ Renato Andreis

Renato Andreis

/s/ Stefano Francesco Martinotti

Stefano Francesco Martinotti

Annex 5.1.1.

Sellers’ Warranties

1.	SECTION I - Certain definitions
1.1	Certain definitions
(a)	In addition to the other terms defined elsewhere in this Agreement, the capitalised terms and expressions set forth here below shall have the following meanings:
(i)

“Anti-Bribery Laws” means all applicable anti-corruption and anti-bribery Laws, as well as money laundering related Laws in force (including the Italian Legislative Decree no. 231/2001, as amended from time to time (the “231 Decree”)), in each case to the extent applicable to the business and dealings of the Companies.

(ii)	“Contractual Obligations” means, with respect to any Person, any written contract, agreement, arrangement or understanding to which or by which such Person is a party or otherwise subject or bound to.
(iii)

“Data Protection Requirements” means any Laws applicable to data protection matters, including the General Data Protection Regulation (Regulation (EU) 2016/679 on the processing of personal data) and Legislative Decree no. 196/2003, as amended by Legislative Decree no. 101/2018 (“Italian Privacy Code”) or any Contractual Obligation to which the Companies are a party concerning the protection and/or processing of personal data applicable to the Companies.

(iv)	“Environment” means:
(A)	land, including surface land, sub surface strata, sea bed and river bed under water (as defined in paragraph (B) below) and natural and man-made structures;
(B)	water, including coastal and inland waters, surface waters, ground waters and water in drains and sewers;
(C)	air, including air inside buildings and in other natural and man-made structures above or below ground; and
(D)	any and all living organisms or systems supported by those media, including humans.
(v)	“Environmental Laws” means all or any Laws, which relate to Environmental Matters (except in relation to town and country planning or zoning).
(vi)	“Environmental Matters” means:
(A)	pollution or contamination of the Environment (including – without limitation to - air emissions, wastewater discharge and waste management);

(B)	the presence, generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, disposal, release, spillage, deposit or discharge of Hazardous Substances;
(C)	the exposure of any person or other living organism to Hazardous Substances;
(D)	the creation of unlawful noise, vibration, radiation, common law or statutory nuisance or other damage to, or material adverse impact on, the Environment; or
(E)	the emission of gases.
(vii)	“Environmental Permit” means any permit, license, authorization, permission, certificate, registration, approval required pursuant to any Environmental Law.
(viii)

“Hazardous Substances” means any natural or artificial substance, chemical or waste (including without limitation, asbestos, polychlorinated biphenyls (PCBs), petroleum and petroleum products), organism, preparation or article that (alone or combined with another substance, preparation or article) which is classified under Environmental Laws as harmful to the Environment or a living organism, or is prohibited or restricted under Environmental Laws (including any contaminants and waste materials).

(ix)

“Health and Safety Laws” means the Legislative Decree No. 81 of 9 April 2008 (as amended) as well as the equivalent health and safety and risk prevention Laws, such as those relating to the presence and storage of Hazardous Substances, applicable to the Companies in any jurisdiction in which they operate business.

(x)	“Immovable Properties” means any building or plot of land used by the Companies under lease agreements or bailment agreements.
(xi)	“IT System” means the information technology system, database and related equipment owned or used by the Companies to conduct their business as currently conducted.
(xii)	LAAR Agreement means the distribution agreement entered into on 23 October 2025 between L.A.A.R. SAS and Omars.
(xiii)

Material Contract means any Contractual Obligation between any Company and the Companies’ customers and suppliers, ranked by yearly turnover generated in 2024 and referring to at least 85% of, as applicable, the aggregate turnover (with respect to customers) or aggregate costs for suppliers of the Companies.

(xiv)

Movable Property means any machinery, equipment and other tangible assets either owned or leased to or used at any title whatsoever by the Companies to carry out the business as the same is currently conducted.

(xv)	Real Properties means any building and plot of land owned by the Companies.
(xvi)	Sanction means any sanction or debarment under the Authority of the European Union, its Member States, any authority of the United States of America, any authority of the United Kingdom or the United Nations or any agency or entity thereof pursuant to any Laws relating to trade, economic and financial sanctions, embargoes and related restrictive measures.

(xvii)

Sellers’ Knowledge means, in respect of a particular event and/or circumstance, exclusively the actual knowledge of Andreis as Chairman of the board of directors of Omars and of Martinotti as CEO of Omars without any duty to enquire (that is, as imputed or constructive knowledge) further to what prescribed by the respective roles.

(xviii)

Tax Returns means any return, report or declaration that is required by applicable Tax Laws to be filed with a Tax Authority in any jurisdiction in which the Companies are subject to Tax, in connection with the determination, assessment or payment of Taxes, and including any amendment thereto.

2.	Section II - FUNDAMENTAL Warranties
2.1	Organisation and good standing of the Sellers
(a)	Andrea is a company duly incorporated, validly existing and in good standing under the laws of Italy.
(b)	Andreis is an Italian citizen, married under separation of assets.
(c)	Martinotti is an Italian citizen, married under separation of assets.
(d)

Each Seller is not bankrupt, under liquidation or subject to any insolvency procedures, nor has ever applied for admission to any insolvency procedures nor any such application has been filed by any Person.

(e)	Each Seller is not subject to any court order which could affect or limit the execution, delivery and performance of the obligations arising under this Agreement.
(f)

No donations (direct or indirect) in relation to any share of the Companies have ever been carried out, except for the Shares of Omars owned by Martinotti - which were donated by Andreis by notarial deeds executed by Notary Mr. Ivo Grosso, repertory no. 92760 and record no. 22821, dated 9 February 2018, and repertory no. 100602 and record no. 27222, dated 24 December 2024 – and, therefore, may still be subject to reduction and/or restitution actions by the potential legitimate heirs of Andreis, upon his death, according to Italian inheritance Laws.

2.2	Authority; No conflict; Litigation
(a)

All corporate acts and other proceedings required to be taken by or on behalf of each of the Sellers to enter into and to carry out this Agreement have been duly and properly taken, and this Agreement has been duly executed and delivered by each of the Sellers and constitutes the valid and binding obligation of each of the Sellers enforceable against each of the Sellers in accordance with its terms.

(b)	Andreis and Martinotti have all powers to act and take the obligations required for the purpose of the performance of this Agreement.

(c)

All consents, approvals, authorizations and other requirements provided for by any Law which must be obtained or satisfied by the Sellers, and which are necessary for the execution and delivery by the Sellers of this Agreement and the consummation of the Transaction contemplated in this Agreement have been obtained and satisfied.

(d)

The execution and delivery of this Agreement by each of the Sellers and the consummation of the transactions contemplated hereby does not conflict with, or result in the breach of, or constitute a default under the by-laws of any of the Sellers or any agreement or instrument by which the Sellers are bound or violate any applicable Law.

(e)

There are no Proceedings pending or formally threatened against, relating to or affecting the Sellers or the Shares which could reasonably be expected to result in the issuance of an order restraining, conditioning, enjoining or otherwise prohibiting or making illegal the consummation of the Transaction contemplated by this Agreement.

2.3	Ownership of the Shares
(a)	The Shares are duly authorized, validly issued, outstanding and fully paid up and represent 100% of the corporate capital of Omars.
(b)	The Shares are free and clear from any Lien and the Sellers are the sole legitimate, exclusive and registered owner of, and have full title to, the respective Shares.
(c)	Pursuant to the terms and conditions of this Agreement, at Closing the Purchaser will acquire full and uncontested ownership and good and marketable title to the Shares, free and clear from any Lien.
2.4	Title to the German Subsidiary’s shares
(a)

Omars is the sole legitimate, exclusive and registered owner and has good and marketable title to the shares, quotas and other equity interest in the German Subsidiary (the “Subsidiary’s Quota”). The Subsidiary’s Quota is free and clear from any Lien.

(b)

The Subsidiary’s Quota has been duly authorized and validly issued and is fully paid-in. There are no options, warrants, bonds, conversion or subscription rights, agreements, contracts or commitments of any kind requiring the German Subsidiary to issue or sell any new shares or quotas, or any instrument convertible into or exchangeable for any such shares or quotas, or to repurchase or redeem any of the relevant shares or quotas.

2.5	Incorporation and good standing of the Companies
(a)

Each of the Companies is a company duly organized, validly existing under the Laws of its respective jurisdiction of formation and has full power and authority to conduct its business as presently conducted.

(b)

None of the Companies (i) is insolvent, have been declared bankrupt, is subject to any insolvency or pre-insolvency procedure or to reorganization or restructuring or liquidation procedures of any kind, whether voluntary or commenced by any third party or any governmental Authority, as well as has applied for admission to any insolvency or pre-insolvency procedures, or have any such application been filed or threatened in writing by any third party, (ii) issued bonds or debt securities which are outstanding and there are no options, warrants or any other rights to purchase or otherwise acquire securities and here are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating any of the Companies to issue or sell any new quotas, or any instrument convertible into exchangeable for any share, or to repurchase or redeem any of their respective quotas. No resolution has been passed by any competent corporate body of the Companies, on the basis of which their corporate capital may be increased or reduced or however modified, (iii) is in a situation whereby there is the requirement to re-capitalise such entities or provide equity contributions as provided for by articles 2446, 2447, 2482-bis and 2482-ter of the Civil Code or any other similar provision pursuant to applicable Law.

(c)

No order have been made, petition presented or meeting convened for the winding up, or for the appointment of any provisional liquidator or receiver (or equivalent in the jurisdiction of its incorporation) (or other liquidation, dissolution or dismantle process whereby the business is terminated and the assets of the Companies are distributed amongst the creditors and/or shareholders or other contributors), and there are no pending proceedings under any applicable insolvency, reorganization or similar Laws in any relevant jurisdiction, in each case in relation to the Companies.

(d)	The by-laws of the Companies are in force and compliant with applicable Laws at the date hereof.
(e)

Except as described under this Agreement, none of the Companies owns, directly or indirectly, any capital stock or other equity ownership interest or any membership interest, partnership interest, joint venture interest or other equity interest in, or equity equivalent of, any Person.

2.6	Broker or Finder Fees
(a)

No agent, broker, investment bank, person or firm acting on behalf of the Sellers are entitled to any commission or broker or finder fees from the Purchaser, the Companies, in connection with the negotiations related to this Agreement or to the Transaction contemplated herein.

3.	SECTION III - bUSINESS REPRESENTATIONS
3.1	Accounts and receivables. Interim Financial Statements
(a)

The Accounts of each of the Companies (i) have been prepared in accordance with the relevant books and records, the applicable Laws and the Accounting Principles, (ii) have been approved and audited consistently with applicable provisions of Law (whenever the audit of such accounts was mandatory according to the applicable Law), (iii) have been filed with the competent Companies’ Registers and (iv) give a true and fair view (rappresentazione vera e corretta) of the relevant Company’s assets and financial situation and the economic result of the financial year as of the relevant reference date.

(b)

The Companies have no actual or contingent liabilities other than those (i) specifically indicated and/or adequately reserved against, if required by the applicable Law, in the respective financial statements as at 31 December 2024 as at the relevant reference date, or (ii) arisen after such date as a result of the ordinary course of business of the Companies in compliance with past practice and this Agreement.

(c)	The commercial receivables of each of the Companies indicated in the Accounts are accurately, correctly and truthfully shown in the Accounts and both the aforementioned receivables and those accrued until the Closing Date:

(i)	will represent sales actually made and originate from commercial transactions effectively carried out;
(ii)

are existent and are not subject to any written claim regarding their validity and collectability nor are subject to any Lien, other than Lien for Taxes, assessments or other governmental charges not yet due and payable arising by operation of Law and/or standard contractual restrictions on the assignment of receivables;

(iii)

are, or will become, due (esigibili) on their respective due dates, as, to the Sellers’ Knowledge, no circumstances have been made known that may cause them not to fall due on the relevant due dates; and that, in the Accounts, provisions have been made in accordance with applicable Law for receivables deemed doubtful or uncertain as of the relevant accounting date, it being understood that no representation or warranty is given as to the actual payment of such receivables by the relevant debtors.

3.2	Corporate books, accounting records and payment
(a)

The books of the meetings of the corporate bodies of the Companies have been maintained pursuant to applicable Laws, are up to date, are complete and accurate in all material respects and all corporate actions and substantive actions reflected in the books of the meetings of the board of directors, where applicable, and in the books of the meetings of the shareholders’ meetings and quotaholders’ meetings and in the books of the meetings of the statutory auditors and supervisory body (organismo di vigilanza), where applicable, have been carried out or taken in compliance with the applicable Laws in all material respects.

(b)

The registers, books of account and any other accounting records (including management accounts) required to be maintained by the Companies under the Law (i) are up to date; (ii) are maintained in accordance with applicable Law and Accounting Principles; and (iii) contain accurate records of all matters required to be dealt with in such registers, books and records.

(c)

All filings, publications, registrations and other formalities relating to the corporate books required by applicable Law to be delivered or made by the Companies to the competent Companies’ Register have been duly delivered or made on a timely basis.

(d)

There are no transactions carried out by the Companies and not recorded in the relevant corporate book or register which should have been approved by a resolution of applicable corporate body and then recorded.

(e)

All the corporate books and registers are in the possession of or under the control of the Companies together with all documents of title and executed copies of all existing agreements which are necessary for the proper conduct of its business and to which the Companies are a party.

(f)

None of the Companies has ever accepted to receive and/or received any payment in cash from its clients, distributors, agents and, in general any Person, nor has ever accepted to make nor made any payment in cash to its suppliers, agents and, in general to any

Person, in violation of applicable Laws on anti-money laundering providing limitation to the use of cash. None of the Companies has ever issued or received any cheque in violation on the applicable Laws on checks (assegni).

3.3	Environmental
(a)

The Companies have obtained and maintain the Environmental Permits necessary to carry out their activity as presently conducted, carry out (and, in the last 5 years, have carried out) their activity in compliance with the terms of such Environmental Permits, which are in force and effect, and the Companies have not received any written notice or order by any competent Authority notifying the initiation of any proceeding aimed at the modification, annulment, revocation, suspension, or denial of renewal of such Environmental Permits.

(b)

The Companies have, in the last 5 years, complied with and still comply with (i) the Environmental Permits issued by the competent Authorities and (ii) the Environmental Laws. The Companies have not received by any public Authority any written notice of alleged material violation of any applicable material Environmental Laws which may hinder or disrupt on the business operation, nor has received any written notification under any Environmental Laws requiring it to take or to refrain from taking any action in relation to the business of any of the Companies as presently conducted, or any written notice that environmental Proceedings are pending or threatened in writing against any of the Companies.

(c)

Except for Cuneo Notice and the machineries set out in Schedule 3.4(m), and to the Sellers’ Knowledge, none of the Companies is or has been in material violation of any Environmental Permits, Environmental Laws and/or Health and Safety Laws. Without prejudice to the generality of the foregoing, in particular, as far as any of the Companies is concerned and with reference to their liability:

(i)	No work or expenditure is required by order of any competent Authority or under any Environmental Laws and/or Health and Safety Laws in order for the Companies to continue to carry out their business;
(ii)

To the Sellers’ Knowledge, there has not been any material unlawful emission, spill, release, discharge, or contamination into (i) the air, (ii) the soil or any of the Real Properties or Immovable Properties, (iii) the surface water or ground water, or (iv) the sewer, sewer system and waste treatment, storage or disposal system in any of the above Real Properties and Immovable Properties;

(iii)

To the Sellers’ Knowledge, no Real Property or Immovable Property: (i) are contaminated by any Hazardous Materials; or (ii) contain underground storage tanks which have leakages or spills; or (iii) contain any asbestos-containing material;

(iv)

Except for the notice issued by the Municipality of Cuneo (the “Cuneo Notice”), requiring the reduction of the noise level (decibels) produced by machineries, no written notice of alleged violation of Environmental Permits, Environmental Laws or Health and Safety Laws has been delivered by any Authority to the Companies and no circumstance exists that may reasonably be expected to cause any Authority to issue any such notice;

(v)	No claim is pending or is threatened in writing against the Companies, in connection with exposure of the Employees or ex-employees to asbestos-containing material.
3.4	Real Properties, Immovable Properties and Movable Property
(a)	The Companies are the exclusive legal and beneficial owners and have marketable title on the Real Properties listed in Schedule 3.4(a).
(b)	The Companies use the Immovable Properties listed in Schedule 3.4(b), based on the agreements indicated therein.
(c)

Apart from the Real Properties listed in Schedule 3.4(a) and the Immovable Properties listed in Schedule 3.4(b), the Companies do not use any other real estate assets or properties for carrying out their business and activities.

(d)

The Real Properties listed in Schedule 3.4(a) have been acquired by virtue of valid and enforceable deeds of transfer in accordance with their terms and conditions, which have been timely and correctly fulfilled in all aspects and which are fully enforceable against third parties.

(e)

The Real Properties listed in Schedule 3.4(a) (i) are in good maintenance condition in all material respects for the business of the Companies in a manner consistent with ordinary course and standards applicable to similar properties, except for normal wear and tear; (ii) to the Sellers’ Knowledge, comply with applicable fire-prevention, Environmental Matters, town planning and building Laws in all material respects; (iii) have obtained the relevant necessary town planning and building permits, which are valid; (iv) fulfil all the mandatory obligations set forth by any such permits in all material respects.

(f)	The Real Properties listed in Schedule 3.4(a) are not subject to any Lien for the benefit of third parties.
(g)	No Proceedings of any kind (whether of civil, administrative or tax nature) is pending or threatened in writing with regard to the Real Properties listed in Schedule 3.4(a).
(h)

All Taxes obligations relating to the Real Properties listed in Schedule 3.4(a), including but not limited to, IMU, TASI, TARI, registration tax, cadastral taxes have been fulfilled in all material respects when due.

(i)

The Companies have full and undisturbed use and availability of the Real Properties listed in Schedule 3.4(a) and have received no written notice from any third parties alleging that the current use and availability of the Real Properties listed in Schedule 3.4(a) by the Companies infringes any rights of such third parties in respect of the Real Properties listed in Schedule 3.4(a).

(j)

The Companies hold legitimate and full title to use the Immovable Properties – as indicated in Schedule 3.4(b) – on the basis of valid, effective and enforceable lease agreements in accordance with the respective terms and conditions, which, have been timely and correctly fulfilled in all material aspects. None of the Companies has received written notice, for the cancellation, suspension or termination of the validity of any such lease agreements by the relevant lessor. None of the Companies have received any written notice for rectification or penalties from any Authority for failure to file the lease agreements with competent Authorities for record.

(k)	The Immovable Properties listed in Schedule 3.4(b) are in good maintenance condition for the business of the Companies in a manner consistent with best practice, except normal wear and tear.
(l)	Each of the Companies holds legitimate title to the respective Movable Property, based on the use made thereof, and such property is free and clear of any Lien.
(m)	Except for Schedule 3.4(m), the Movable Property is in good running and maintenance condition, other than normal wear and tear due to their use according to the respective functions.
(n)

The Companies own or, as the case may be, are legally entitled to use, or are the authorized licensees of, all the tangible and intangible assets (including, among others, Real Property, Immovable Property, Movable Property, IPR and IT System) that are necessary to carry out the business of the Companies as the same is conducted.

3.5	Inventory
(a)

The inventories of the Companies are in the relevant company’s own physical possession or are in transit to or from a customer or supplier of the Companies and none of the inventories has been pledged as collateral or otherwise is subject to a Lien (other than those imposed as a matter of Law).

(b)	The inventory reflected in the Accounts as at 31 December 2024 was, and, up to the Closing Date, is, determined and valued in accordance with the Accounting Principles.
(c)

The inventories of the Companies were acquired or produced in the ordinary course of business and consists of a quality and quantity usable and saleable in the ordinary course of business. There are no obsolete and not marketable items in excess of 5% (five per cent) of the current value of the inventory.

(d)

The quantities of each item of inventory (whether raw materials, work-in-process, finished goods, packaging materials and/or spare parts) are not excessive, but are reasonable in the current circumstances of each of the Companies.

(e)

There are no differences between the physical inventories of each of the Companies as of the Closing Date and their accounting value that deviate by at least 1% of the aggregate accounting value of such inventories, which would be considered material and relevant.

3.6	Historic extraordinary transactions
(a)

Except for (i) the share capital increase on a gratuitous basis approved by the shareholders’ meeting of the Omars on 1 March 2023 and (ii) the incorporation of Omars Germany GmbH (the “Extraordinary Transactions”), the Companies have not carried out any equity investment, sale, purchase and no agreement was entered into by the Companies relating to extraordinary transactions (including without limitation merger, demerger, carve-out, spin-off, incorporation of new companies, winding-up, liquidation, dissolution etc.) and/or acquisitions or disposals of interests in companies or businesses during the last five years.

(b)	In relation to the Extraordinary Transactions:

(i)	Copies of the Extraordinary Transactions’ documents (the “Extraordinary Transactions Contracts”) are included in the VDR and no Company is in material breach of any of them;
(ii)	Any Extraordinary Transaction has been carried out in material compliance with applicable Laws;
(iii)

(1) all considerations owed under such Extraordinary Transactions Contracts have been paid and (ii) there are no material outstanding liabilities of the Companies under an Extraordinary Transactions Contracts; and

(iv)

(1) there are no outstanding disputes in relation to an Extraordinary Transactions Contract, nor (ii) has any Company received any written notice, including for material breach, of any claim under an Extraordinary Transactions Contract.

(c)

Pursuant to any Extraordinary Transaction Contract, none of the Companies is vicariously or joint and severally liable for obligations, responsibilities or liabilities of any other Person, other than another Company.

3.7	Products and services liability
(a)

The Companies have not supplied or delivered any goods or products that do not comply with the relevant product and service specifications and quality assurance requirements (including, among others, compliance with all approved product labels) set forth under the applicable Laws and Environmental Laws and the applicable contractual terms and conditions (i.e., warranty liability (garanzia del costruttore)), non-compliance with which could result in damage exceeding 10% of the sale value of the relevant single goods or products.

(b)

All goods and products of the Companies have at all times been manufactured, in all material respects, in compliance with the applicable safety standards and requirements, including those necessary for obtaining the required product homologation (omologazione) (if required).

(c)	Each of the Companies is insured through the Insurance Policies in line with market practice against accidents, damages and injuries which may derive from, or relate to, product and service liability.
(d)

There are no pending or threatened in writing pre-contentious challenges in writing by any customer against the Companies in relation to any product or service liability arising from or connected with the supply and/or delivery of products or services.

3.8	Intellectual Property Rights, trade secrets and Information Technology
(a)	The Companies are the exclusive and legitimate owner of or have the right to use and exploit the IPR to conduct the business of the Companies as the same is conducted.
(b)

Schedule 3.8(b) (i) contains a complete list of all IPR owned by the Companies that are currently registered or subject to an application for registration with any competent registration authority worldwide (Registered IPR), and (ii) indicates , for each Registered IPR, as applicable, the relevant jurisdiction and filing and registration date and numbers.

(c)

All the mandatory registration, renewal, annuity, maintenance fees due in relation to the Registered IPR have been paid when due, as well as any action and/or measure necessary to ensure full protection, validity, effectiveness and enforceability of the IPR owned by the Companies have been performed.

(d)

The IPR owned by the Companies: (i) are valid, effective and enforceable and are not subject to any written pending action affecting their validity, effectiveness and enforceability and/or that might entail compulsory licensing to any third parties; (ii) except for Andreis and Martinotti, are free of any employee’s, consultant’s and/or, in general, third party’s rights (including, without limitation, rights of third parties to claim the ownership thereof or forms of compensation of any kind in relation to each of them, including, without limitation, “fair compensation” under article 64 of the Legislative Decree 10 February 2005, no. 30, Italian Industrial Property Code); (iii) have not been licensed to third parties under terms and conditions which reasonably may restrict or impair the Companies’ rights or faculties in relation to each of them; (iv) may be freely used by the Companies, as the case may be, or licensed to any third party under proprietary terms and conditions; (v) are free of any Lien.

(e)

None of the Companies has received any written notice of any actions, pending or threatened in writing, alleging that any of the Companies is infringing any IPR owned by a third party or performing unfair competition conducts.

(f)

To the Sellers’ Knowledge, the IPR owned by the Companies and the use thereof do not infringe, misappropriate or violate the rights of any third party nor constitute an unfair competition conduct. To the Sellers’ Knowledge, no third party is infringing or otherwise violating any IPR owned by the Companies. There are no judicial, administrative or other proceedings of any nature, pending or threatened in writing, relating to any IPR owned by the Companies.

(g)

The IPR licensed to the Companies are exploited by the Companies, as the case may be, pursuant to valid license agreements and may be exploited under the same terms and conditions and with no further costs also after the Closing Date. To the Sellers’ Knowledge, the IPR licensed to any of the Companies and the use thereof do not infringe, misappropriate or violate the IPR of any third party nor constitute unfair competition conduct. To the Sellers’ Knowledge, there are no judicial, administrative or other proceedings of any nature, pending or threatened in writing, relating to any IPR licensed to the Companies.

(h)

The Companies own, or have lawful and valid right and title to use, all the computer hardware, data processing systems, computer software, networks and other peripherals used by the Companies (IT Systems) and may be used under the same terms and conditions as presently conducted with no further costs also after the Closing Date.

(i)

The IT Systems have in place and follow an information security management system (ISMS) compliant with market practice for companies operating in the same sector, which includes cybersecurity measures for risks, as well as appropriate business continuity and disaster recovery plans, in order to ensure at any time the confidentiality, integrity and availability of the IT Systems and of any information or data thereof.

(j)

The IT Systems are (i) adequate in all material respects for the current requirements of the Companies’ business in terms of functionality, performance and security, except for normal wear and tear; and (ii) sufficient to continue the operation of the business as currently operated; the IT System is in good working condition in all material respects and has been maintained in compliance with all relevant contracts which are in full force and effect and to which the Companies are not in breach.

(k)

The IT Systems have commercially reasonable disaster recovery equipment and policies and procedures as to prevent a material interruption to the operation of the IT Systems and minimize the adverse consequences of any such interruption.

(l)

No failure of the IT Systems or, however, security breach occurred during the 36 (thirty-six) months prior to the signing date which (i) had a materially disruptive effect on the Companies’ ability to carry on their business for a significant period of time and/or (ii) caused any loss, unauthorized access, and/or loss of confidentiality, integrity and availability of the IT Systems and of any information or data thereof and/or (iii) required the Companies to notify the breach to a competent authority pursuant to any applicable law.

(m)

The Companies use any software comprised within the IT Systems on the basis of valid and binding contracts or equivalent instrument entered into with the relevant right holders or their authorized agents (Software Agreements) and are in compliance in all material respects with terms and conditions of any applicable Software Agreements.

(n)

None of the license terms applicable to any open-source software used by the Companies create any obligations for the Companies, as the case may be, (i) to disclose any trade secret, (ii) to distribute any software in source code format, or (iii) to redistribute any other software currently used by the Companies at no charge.

3.9	Data Privacy
(a)

Except for the compliance with the Directive (EU) 2022/2555 (NIS 2 Directive) and related Laws which is currently ongoing, the Companies are in compliance in all material respect with all the requirements of the Data Protection Requirements.

(b)

The Companies have not received any notice (including any enforcement notice or administrative fine notice), letter or other written communication or written complaint or allegation from either the competent data protection authorities, courts or data subjects alleging non-compliance with the Data Protection Requirements requiring the Companies to change or delete any data or prohibiting the transfer of data nor are there any circumstances forewarning the foregoing. The Companies are not involved in any investigation which has been notified in writing concerning the processing of personal data as notified in writing by a third party.

(c)

Over the past 5 years the Companies have not suffered any data breaches, data exposures, data theft, ransomware or other cyber security attacks which have resulted in an event which may effectively and negatively affect the Companies, their business, or the data subjects involved in the event.

3.10	Authorisations, licenses and permits and regulatory matters
(a)

The Companies have all the authorizations, licenses, permits, clearances, registrations and certificates, that are required for the lawful conduct and maintenance of the business as the same is conducted by the Companies, or any of the assets (collectively, the “Authorizations”) and all such Authorizations are in full force and effect and any updating or communication that the Company was required to perform to that purpose has been duly made.

(b)	Each of the Companies has paid all amounts due in relation to the Authorizations and complied in all material respect with any and all obligations necessary for their maintenance.
(c)	The business, activities, assets and operations of the Companies are conducted (and, in the last 5 years, have been conducted) in compliance with all Authorizations.
(d)

None of the Companies have received by any competent Authority any written notice (i) for the annulment, revocation or suspension of the validity of any such Authorizations, nor any such notice has been threatened in writing against the Companies; and (ii) of alleged violation of any Authorizations and/or applicable Laws, nor has received any written notification to take or to refrain from taking any action in relation to its business.

3.11	Anti-corruption compliance and 231 Decree
(a)

The activities of the Companies are conducted, and have always been conducted, in accordance with Anti-Bribery Laws. The Sellers, the Companies have not received any written communication from any governmental Authority that alleges that the Sellers or the Companies are in violation of, or have any liability under, any Anti-Bribery Laws and neither has a potential violation of the Anti-Bribery Laws been brought in writing to the attention of the Sellers or the Companies by any third party.

(b)	To the Sellers’ Knowledge, neither the Sellers, nor the Companies, their directors and officers:
(i)	Have taken any action which directly has resulted in a violation of by the Sellers or the Companies of any applicable Anti-Bribery Law;
(ii)	In connection with this Agreement or the Companies’ business, have:
(A)	paid or committed to pay, money or anything of value to a government official (or any other person at a government official’s request or with their assent or acquiescence) intending to:
I.

Influence a government official in his official capacity, or to induce such official to use his influence to affect any act, omission or decision of a government entity, in order to assist the Companies or a Seller or any person acting on their behalf or under their instructions in obtaining or retaining business or a business advantage, or in directing business to any third party;

II.	Secure an improper advantage;
III.	Provide an unlawful personal gain or benefit, of financial or other value, to any such government official; or
(B)

Otherwise, made any bribe, payoff, influence payment, kickback, or other unlawful payment to any Person, regardless of the form, whether in money, property, or services, to obtain or retain business or to obtain any improper advantage for the Companies;

(iii)	The Companies maintain a reasonable system of internal accounting controls to ensure compliance with any applicable Anti-Bribery Laws in line with the existing market standards;
(iv)

Neither the Sellers, nor the Companies nor their directors, officers, or Employees or anyone acting on their behalf have retained any agents, consultants or other third parties in connection with any regulatory approvals or governmental processes related the Transaction.

(c)

To the Sellers’ Knowledge, no crimes have been committed by, nor there has occurred any fact or circumstance, which may, directly or indirectly, imply a corporate liability of, the Companies under Legislative Decree 231/2001 (the “231 Decree”).

(d)

Omars has adopted and implemented an organizational and management model pursuant to the 231 Decree (the “231 Model”). The 231 Model adopted by Omars is suitable for preventing the crimes provided for under the 231 Decree. Omars has adopted internal policies to ensure compliance with the 231 Model.

(e)

There are no pending criminal investigations or proceedings (namely, pre-trial measures, completion of criminal investigations, requests of indictment, scheduling of preliminary hearings or any other formal notification of the existence of a criminal investigation) communicated in writing against the Companies for its corporate liability under the 231 Decree.

3.12	Sanctions
(a)	Neither the Sellers, nor the Companies nor, to the Sellers’ Knowledge, any of their personnel are, or have been, the subject of any Sanctions.
(b)

Neither the Sellers nor the Companies (i) are or have engaged directly or indirectly in any business or activities in violation of Sanctions, including, but not limited to, prohibitions on trade with Afghanistan, Cuba, Iran, Iraq, Myanmar, Venezuela, North Korea, Sudan, Sud Sudan, Mali, Yemen, Syria, Russia, Belarus, the Donbass, Crimea, Donetsk and Lugansk Region of Ukraine, the city of Sevastopol and the Kherson and Zaporizhzhia Region (Sanctioned Countries) (ii) have engaged any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of applicable Sanctions (or is or was included in the Sanctions lists of the competent authorities of any country) or in any Sanctioned Country if that would result in a violation of applicable Sanctions by any person, and (iii) neither the Sellers nor the Companies nor any of their personnel have paid, lent, contributed or otherwise made available funds to any agent, joint venture partner, contractual counterparty or other person in a manner that has resulted in, or will result in, a violation of applicable Sanctions. For the sake of clarity, it is specified that the Company maintained commercial relationships with Russia until 2018, and therefore prior to the entry into force of the regulations implementing the Sanctions which impeded the conducting of business in such country.

3.13	Contractual Matters
(a)	Material Contracts
(i)	Schedule 3.13(a) contains a complete list of the Material Contracts of the

Companies (excluding employment agreements), each of which is in full force and effect and constitutes a legally valid and binding agreement, enforceable in accordance with its terms, of the Companies and the relevant counterparty.

(ii)

None of the Material Contracts in written form and except for the LAAR Agreement, (including those whose object has been already performed, supplied and/or delivered and whose warranty period covering a representation and warranty rendered by the other party is still pending): (i) provides for an uncapped liability or a liability exceeding the price value of the contract to be borne by the Companies; (ii) contains “most favoured nation” and/or “most favoured customer” provisions in favour of the relevant counterparty; (iii) contains penalty clauses; or (iv) contains exclusivity and/or non-competition provisions, bearing on the Companies and/or limiting in any manner whatsoever the performance and/or the possible development of the business of the Companies.

(iii)

Neither the Sellers, nor the Companies have received any written notice indicating, nor has any such notice been threatened or anticipated in writing, that (i) any other party is in default under, or intends to exercise any right to terminate or not to renew any Material Contract (also as a result of the Transaction) or to claim the Companies for a liability of any nature whatsoever deriving from any contract exceeding the price value of the contract itself, or (ii) any supplier or customer is terminating or reducing or making any adverse change in, or desires or intends to terminate or reduce or make any adverse change in, its business relationship with the Companies.

(b)	Validity and liability
(i)

Except for the LAAR Agreement, none of the Companies is a party to any Contract Obligation which restricts in any manner the Companies, as the case may be, right to compete with any other Person or restricting its right to sell to or purchase from any other Person.

(ii)

None of the Companies is a party to any Contract Obligation under which the Companies, as the case may be, have sold or disposed of any company or business or going concern where they remain subject to any material liability (whether contingent or otherwise).

(iii)

Except for Contract Obligation entered into with Related Parties, none of the Companies is a party to any Contract Obligation which was entered into not in the ordinary course of business or not on arm’s length terms.

(iv)	Any Contract Obligation to which the Companies are a party is valid, enforceable and in force and effect.
(v)

None of the Companies is liable, under any form and for obligations, liabilities or responsibilities of any nature, for the obligations, liabilities or responsibilities of any of its customers, suppliers, or other Person.

(vi)

The Companies are not in material default under any Contract Obligation, to which they are a party. To the Sellers’ Knowledge, no party with whom the Companies have entered into any agreement or arrangement is in material default under it.

3.14	Change of control
(a)

All the Authorisation, Material Contracts in written form, contracts, agreements and arrangements in written form which the Companies is a party to or is bound by (as the case may be) do not require a prior consent, authorization or notification, nor contain a “change of control” provision or any provision entitling any Person to request damages (or other amounts for any title whatsoever), terminate, cancel or accelerate due to a change of control any such Authorizations, Material Contracts, contracts, agreements and arrangements, as a consequence of the consummation of the Transaction.

(b)

None of the Companies has received any notice indicating that any Person intends to request damages (or other amounts for any title whatsoever), terminate, cancel or accelerate due to a change of control any Authorization, Material Contract, agreement and arrangement or any part thereto which the Companies are bound by, or party to, as a consequence of the consummation of the Transaction.

3.15	Banking and financial matters. Guarantees
(a)	Schedule 3.15(a) contains, with reference to the Companies:
(i)	A list of the facility agreements (at any title);
(ii)	A list of any other agreement entered into with a bank, including, but not limited to, any derivative instruments and any credit line, if any.
(b)	The Companies are not party to any financial leasing agreements as lesses.
(c)

There are no written claims or communications from any lending party regarding the possibility for any of the existing facility agreements entered into by the Companies to be revoked, terminated or accelerated by the lending party, and none of the Companies are in default of any of its obligations under the existing facility agreements entered into by them.

(d)

Except for the insurance policy No. DA/M15389632 issued by ItasMutua on 8 March 2025, no guarantees (of any kind, included, but not limited to, any patronage letters) have been issued by the Companies in favour of a Person and by a Person (including the Sellers and their Related Parties) in favour of the Companies.

(e)	None of the Companies have undertaken any obligations as lender with respect to a Person (including the Sellers and their Related Parties).
(f)	None of the Companies are party of factoring agreements which are still in force and not completely executed.
(g)	The amounts available under the bank accounts listed in Schedule 3.15(a) are free for any Liens.
3.16	Litigation procedures
(a)

None of the Companies is party, either as plaintiff or defendant, to any litigation, arbitration proceedings or claim either civil, administrative, tax, labour, or criminal (including proceedings before any financial or tax commission and authority), or in any other proceedings for the settlement of disputes. None of the Companies has received any written notice of any legal proceedings threatened by or against the Companies.

(b)

There is no outstanding judgment, decree, order, arbitral award or decision of court, tribunal, arbitrator of other Authority against the Companies. The Companies have entirely performed any obligation arising out of any past judgment, decree, order, arbitral award or decision of court, tribunal, arbitrator of other Authority against the Companies.

3.17	Taxes
(a)

All payments and/or withholdings due with respect to Taxes applicable under any applicable Law and/or Taxes as resulting from the Tax Returns and any undisputed written notice or injunction received from any relevant tax Authority have been paid by the Companies. In relation to all Taxes for which the due term of payment has not yet expired, the Companies have provided for their determination and calculation in compliance with the applicable Laws.

(b)

All Tax Returns, both their own and those the Companies must submit in their capacity as withholding agent, required under the applicable Laws (i) have been prepared in accordance with the Laws and the Accounting Principles (if requested), (ii) contain data and information mandatory required by the applicable Laws which reflect any and all Tax obligations of the Companies relating to the Tax periods referred thereto, and (iii) were filed with the relevant Authority within the terms and at the conditions required under the applicable Laws.

(c)

Any tax attribute (including but not limited to tax losses, excess of undeducted notional interest deduction, surplus of “30% of gross operating margin” for interest deduction purposes and excess of net interest expenses carried forward, as the case may be), tax credits and tax breaks (i.e. “aiuti di stato”) of the Companies vis-à-vis any tax authority and/or any relevant equivalent authority is true and valid. To the Sellers’ Knowledge, no event or circumstance (including, for the avoidance of doubt, any extraordinary transactions, mergers, de-mergers, contributions, acquisitions or disposals and any other corporate or debt restructuring in any way related to the Companies) exists which constitutes a prejudice to the collection and the carry forward of such tax attribute and the collection of such tax credit. The Companies, in the event of a tax inspection, is in possession of all the mandatory documentation supporting the treatment adopted for Taxes purposes, for any tax attribute, tax credit, tax breaks and any other tax relief from which the Companies benefitted.

(d)

In the past 5 years, all the transactions (including, for the avoidance of doubt, the sale and purchase of real estate and/or buildings) carried out by, or involving, the Companies have been duly negotiated, implemented, executed and completed in accordance with the Law and none of the Companies is liable for any corporate and/or Tax liability deriving, also by way of successor’s liability, from such transactions or from any non-compliance with corporate and/or Tax obligations as a consequence of the transactions (including for transfer pricing purposes).

(e)

The Companies are in compliance with, and their tax books and other tax records contain all information and documents necessary to comply with, all material applicable information reporting and withholding requirements under all applicable tax and social security Laws. The Companies are in possession of all the mandatory books, records and documents required by any applicable Laws. The Companies are in possession of all the mandatory documents for accounting and Taxes purposes (for instance, in relation to documents requested by tax law to benefit of the hyper-depreciation, tax credit for “ordinary” tangible and intangible new capital assets, tax credit for tangible and intangible assets (Industry 4.0), energy tax credit, entertainment expenses and gifts, fringe benefits, employees’ expenses notes etc.). The Companies are able to support vis-à-vis the tax authority and/or any relevant equivalent authority any tax treatment adopted for Taxes purposes by adequate documentation and, in the event of a tax inspection/audit, is in possession of the necessary documentation to certify the tax treatment adopted. In particular, the Companies have correctly determined, reported and withheld all applicable taxes and social security contributions in connection with the remuneration, compensation, benefits and/or any other payments made to the directors (including those who are also in force as employees), and such tax treatment is consistent with all applicable tax and social security laws and regulations.

(f)

The Companies are in possession of the necessary documentation to certify, in the event of a tax inspection, the concrete nature, the inherence to the business activity of intra-group transactions and that these transactions were carried out at arm’s length in accordance with the relevant law (if any).

(g)

In the past 5 years, the Companies have prepared and maintained according to any applicable Laws and Accounting Principles all records for any accounting and/or Tax purposes which are required to be prepared or maintained under any applicable Laws.

(h)

None of the Companies have a permanent establishment or other place of business or taxable presence in any country other than the place of incorporation, nor are engaged in a trade or business or other activity in any country other than the place of incorporation that would cause the Companies, as the case may be, to be subject to Taxes in such country.

(i)	None of the Companies shall be liable, either jointly or severally, for any Taxes (or other contributions) owed by any other entity.
(j)	None of the Companies have ever waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(k)

To the Sellers’ Knowledge, none of the Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for the first taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)	Change in method of accounting;
(ii)	Use of an improper method of accounting.
(l)

Any and all existing differences between the book basis and the tax basis of assets, liabilities and any other item for which differences between tax and book value can arise have been properly reported in the relevant Tax Returns submitted by the Companies and in all the mandatory accounting and Tax records in accordance with the applicable Laws and have been duly calculated.

(m)

To the Sellers’ Knowledge, there are no pending or threatened proceedings, disputes, judicial or extra judicial settlements, investigations, audits or assessments for Taxes, nor any other claims by the Tax authorities against the Companies. No claims or notices of tax assessments, preliminary tax audit reports or notices requiring payment of a greater amount of Taxes have been notified in writing to the Companies.

3.18	Employees
(a)

As of the Closing Date, the employees of the Companies (including permanent employees, fixed-term employees and apprentices (collectively, the Employees)) are listed by ID number, hiring date, category and contractual level, type of agreement (full-time/part-time/open-ended/fixed-term/apprenticeship), the collective bargaining agreement applied, fixed gross annual remuneration in Schedule 3.18(a). There are no further collective bargaining agreements, also second level agreement, other than the ones indicated in Schedule 3.18(a). The Employees and former employees carry out and have carried out exclusively the tasks set forth in relation to their qualifications by the collective employment agreement applicable to them.

(b)

Except for the appointment of the workers’ representative in accordance with the collective bargaining agreements (Contratto Metalmeccanici), there are no other works council or similar employee representation at the Companies. None of the Companies are bound by any type of employee co-determination.

(c)

To the Sellers’ Knowledge, the Companies are and have been in compliance in all material respect with all applicable Laws relating to employment, in relation to which no current or former Employee, director, agent or consultant has any reason or right to claim any amount due to him or her under applicable Laws or under the terms and conditions set forth by the current or former individual employment agreement and the provisions thereof. The Employees and Consultants (as defined below) have been correctly engaged in all material respect in accordance with applicable Laws and there is no person that can obtain the establishment of a type of contract different from the one in place on Closing Date (including the re-classification as commercial agent and/or employees).

(d)

Other than the Employees, there are no persons who, to the Sellers’ Knowledge, may legitimately claim to have any employment relationship with the Companies which would qualify such persons as employees of the Companies or who may legitimately claim that employment treatments may apply to them, also under any applicable Laws and any applicable collective bargaining agreements (including any directors, agents and/or consultant who performs or has performed any service and/or activity in favour of the Companies).

(e)

To the Sellers’ Knowledge, none of the Employees could validly claim reinstatement or compensation on grounds of unlawful or unjustified termination of their employment and none of the Employees / former employees could validly claim that they were demoted (i.e., assigned a lower job position/remuneration) or being de facto assigned to a higher contractual level during their working relationships or can validly claim further payments in addition to those actually made to them. No Employee has informed the Companies nor the Sellers of his/her intention to resign, even after the Closing Date, from such Company.

(f)

None of the Companies has received any written notice, claim or communication from former employees, directors and Consultants in relation to the payment for the services performed during their employment relationships, also in accordance with applicable Laws, collective bargaining agreements and individual employment agreements. None of the Companies have any liability whatsoever to make any payment to or for the benefit of any person, agent, intermediary contractor or consultant in respect of past contracts or their termination. There are no understandings, arrangements or agreements regulating the relationships between the Employees / former employees and the Companies other than as provided by applicable Laws, their respective individual employment agreements and the above-mentioned collective bargaining agreements.

(g)

The Companies have made all filings and taken all actions required to be made or taken in respect of their respective Employees and former employees under applicable social security, labour, tax, and welfare Laws and have not received any written injunction, inspection or request for payment from any Employees or social security Authority or labour office that are still pending for breach of social security, labour, and tax Laws. The mandatory severance payment (including TFR) has been calculated, accrued, set aside, registered and recorded in the mandatory counting books, contributed to the competent funds and/or paid to former employees and Employees until the Closing Date in accordance with applicable Laws, collective bargaining agreements and relevant provisions of the individual agreements.

(h)

None of the Companies have established any company practice (uso aziendale), related to the payment of bonuses severance, management by objectives schemes, remuneration, allowances and/or indemnities under whatever title and/or related to benefits and/or related to any other term and condition of employment of the Employees. Except for the Companies’ customary welfare plan and the D&O Policy, there are no severance pay or retirement plans, private life insurance plans, stock options plans, share plans, long-term incentive plans, special benefits, profit-sharing and other participation plans in favour of the Employees, Consultants (as defined below) and directors.

(i)

Except for the current employment agreement of Stefano Francesco Martinotti, none of the Employees benefit from provisions in the event of dismissal and/or redundancy which would oblige the Companies to pay amounts exceeding those amounts provided pursuant to applicable Laws and collective bargaining agreements. None of the Employees has the right to a pension or other advantage at the time of retirement which exceeds what is provided under applicable Laws and collective bargaining agreements.

(j)	During the past 2 (two) years, none of the Companies have been involved in any reorganization processes (including CIGO, CIGS, CIG, solidarity contracts and/or collective dismissal procedures).
(k)

Services contracts (“contratti di appalto”) entered into by the Companies have been executed and performed by the Companies in all material respect in compliance with the Law and the contractors’ employees who are or have been assigned to perform the services at the Companies’ premises or for the benefit of, respectively, the Companies are not, and have not been, de facto treated as employees of the Companies. None of the Companies has received any written notice, request or communication from any social security authority and/or insurance institute in relation to outstanding payments connected to the employment of the any former supplier and no independent contractor or employee of any sub-supplier or former sub-supplier.

(l)

In the past 3 years, no work accidents have occurred in relation to the Employees or former employees that according to applicable Law are subject to reporting to the applicable Authority. No occupational diseases has been reported to the Companies and there are no circumstances under the HSE Law that give rise to any claim for damages or compensation of any kind whatsoever (including, inter alia, claims pursuant to article

26 of Legislative Decree no. 81/2008 as amended or connected to subrogation or recourse actions (“azioni di surroga o di regresso”) by the Italian National Institute for the Prevention of Accidents at work (INAIL). Expect for the Cuneo Notice, no written request has been received by the Companies from any competent authority in relation to interventions to be carried out in its means, practices, premises and/or offices in order to adapt them to the requirements of the applicable health and safety Laws.

(m)	The Companies are in compliance in all material respect with the gender equality (“parità di genere”) legislation, as provided for in article 46 of Legislative Decree No. 198 of 2006.
(n)

Schedule 3.18(m) contains a list of all existing relationships with sales agents and consultants (“Consultants”). The existing relationship with the Consultants are conducted, even on a de facto basis, in accordance with all applicable Laws. None of the Companies have received any written notice of any disputes or claims for remuneration, reclassification of the relationship terms as employment or of other kind by any Consultant and/or former ones. The Companies do not avail themselves of agents and/or business brokers. With respect to the remuneration paid to the Consultants, all contributions relating to compulsory health insurance and social security and all tax withholdings, where required, have been made.

(o)

The agreement with managers (dirigenti) are in full force and effective and comply with applicable Laws and with the collective bargaining agreements. Directors who are also in force as employees are subject to the management, control and disciplinary authority of the board of directors and, as employees, de facto perform professional activities that are unrelated to the duties inherent in their role as directors.

(p)	Non-compete agreements entered into with current and former Employees and Consultants are valid, binding agreements and in full force.
(q)

No litigation are pending, and none of the Companies have received any written notice as regards any litigation threatened in writing, in relation to any existing or terminated employment relationship or in any case related to employment matters with any Employee, or former employee, Consultant or former. None of the Companies have received any written notice of claim by the competent social security and health insurance agencies (including, INPS and INAIL), unions, employment inspectorate (including Ispettorato del Lavoro) or any other employment authority (including health and safety authorities) for breaches of statutory labour, employment and the applicable Law. Expect for the current employment agreement with Martinotti, there are no special clauses with Employees and directors in relation to, including but not limited to minimum duration, termination packages, exit bonus, change of control clauses or similar arrangements.

(r)

There are no bonus, deferred compensation, profit-sharing, golden parachute, severance or similar plans, agreements, arrangements, or informal understandings for the benefit of any Employees or any other Persons formerly employed by, or acting as consultant for, the Companies, which will become due and payable by the Companies in relation to, or as a consequence of, the consummation of the Transactions following Closing.

(s)

The Companies are not party to, and are not otherwise bound by, any order from the competent Authorities pursuant to which it has an obligation to hire, for a definite or indefinite period of time, any personnel and/or to reinstate previously terminated employees.

(t)

The working conditions and workplaces of the Companies are in compliance in all material respect with the applicable Law, including to the Legislative Decree 81/2008, and contractual provisions. The Companies have not received any written claim or written threat of a claim from any current or former Employee concerning health and safety matters.

3.19	Insurance
(a)

The Companies benefit from the insurance policies listed in Schedule 3.19(a) which are valid and in place, and in the 3 (three) years preceding the Closing Date have benefited from policies granting similar coverage.

(b)	All the premiums due in respect of such coverages have been paid when due and all the mandatory obligations, including, but not limited to, disclosure obligations, have been complied with.
(c)	The insurance policies have been, when so required by the circumstances, timely and duly activated to ensure reasonable coverage to the Companies.
(d)	No pending claims or disputes exist in connection with any such insurance policies.
3.20	Related Parties’ transactions
(a)

All the existing transactions with Related Parties and those carried out by the Companies in the past 3 years are listed in Schedule 3.20(a) and have been negotiated and executed according to the Law. Their considerations have been determined according to the Law, the Accounting Principles, the arm’s length principle, and reflect the actual supplies of goods and services.

(b)	Except for as described in Schedule 3.20(a), neither the Sellers and any of their Related Parties:
(i)

Owe any amount to the Companies nor does the Companies owe any amount to, or has the Companies committed to make any loan or extend or guarantee credit to or for the benefit of, the Sellers or their Related Parties;

(ii)	Are involved in any business arrangement or other relationship (whether written or oral) with the Companies;
(iii)	Own any property or right, tangible or intangible, that is used by the Companies;
(iv)	Have any claim or cause of action against the Companies which is pending or threatened in writing; and
(v)

Own any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee, or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of the Companies.

3.21	Competition
(a)	The Companies (a) are not party to or engaged in any agreement, arrangement, understanding, practice or conduct (unilateral or otherwise) which is an infringement of competition Law; or (b) to the Sellers’ Knowledge, are not the subject of any investigation, inquiry or other proceeding by or before any tribunal or court in relation to competition Law or any competition Authority.

3.22	Public Grants
(a)

Except for the financing received from Simest S.p.A. on 18 September 2020 and on 26 October 2021, none of the Companies has applied for, received or used any public subsidies or grants within the meaning of art. 107 et seq. of the Treaty on the Functioning of the European Union or any equivalent foreign regulation under any applicable Law.

3.23	Sellers’ disclosure
(a)

Other than estimates, evaluations, projections, opinions, business plans, budgets, forecasts, forward-looking statements or other similar, all the documentation provided by the Sellers in the virtual data room established by the Sellers, as well as all the documentation provided to the Purchaser in the context of the Transaction for evaluating and assessing the Transaction, including the written Q&As contains information which is true and correct. The Sellers have, acting with due care and in good faith, provided all information requested by the Purchaser to evaluate the advisability of entering into this Agreement.